Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***]

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made effective on June 13, 2025 (the “Effective Date”), by and between NextCure, Inc., a Delaware corporation, having a place of business at 9000 Virginia Manor Rd., Suite 200, Beltsville, MD 20705 U.S.A. (“NextCure”) and Hainan Simcere Zaiming Pharmaceutical Co., Ltd. (in Chinese, 海南先声再明医药股份有限公司), a Chinese corporation, having a place of business at No 20, Yaoguyiheng Road, Xiuying District, Haikou, Hainan, P. R. China (“Zaiming”).

RECITALS

(A)Zaiming is a biopharmaceutical company based in the People’s Republic of China dedicated to the discovery, development, manufacturing, and commercialization of world-class innovative biotherapeutics for cancer treatment.
(B)NextCure is a biotechnology company based in the United States dedicated to advancing novel therapies for cancer patients.
(C)Zaiming has developed certain proprietary antibody drug conjugate candidates and technologies.
(D)NextCure wishes to obtain a license to Zaiming’s intellectual property directed to such antibody drug conjugates to develop, manufacture, and commercialize therapeutic products as further set forth in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.Definitions and Interpretation
1.1	In this Agreement, the following words and expressions have the following meanings:
(a)	“Accounting Standards” means the IFRS (International Financial Reporting Standards) or GAAP or, if not applicable, any similar accounting standard, in each case, as generally and consistently applied throughout the relevant organization.
(b)	“ADC” means an antibody drug conjugate chemical entity intended as a human therapeutic and comprising antibody conjugated via a linker to a cytotoxic payload.
(c)	“Affiliate” means with respect to a legal entity, any other legal entity that directly or indirectly controls, is controlled by or is under common control with such legal entity; where “control”, and with correlative meanings, “controlled by” and “under common control with”, shall mean: (i) the possession, directly or indirectly, of the power to direct the management or policies of a company or person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of over 50% of the outstanding voting securities or other ownership interest of a legal entity.

(d)	“Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, the Net Sales of such Licensed Product in the NextCure Territory calculated on an aggregate basis for a given Calendar Year during the Royalty Term for such Licensed Product.
(e)	“Arising IP” means Intellectual Property Rights generated by or on behalf of NextCure or Zaiming or their respective Affiliates or Sublicensees, in each case, in the performance of any activities under this Agreement during the Term.
(f)	“Biosimilar” means, with respect to a given Licensed Product, a biological product that (i) is approved under the Public Health Service Act 351(k) as a biosimilar, follow-on biologic or generic biological product to such Licensed Product, including any such biosimilar, follow-on biologic or generic biological product that has the same sequence of the Licensed Product and is highly similar to such Licensed Product, notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biosimilar and the Licensed Product in terms of the safety, purity and potency, or the corresponding or similar laws, rules and regulations of any other jurisdiction in the world, and (ii) is not licensed, manufactured, marketed, or sold by either Party, its Affiliates or by its Sublicensees pursuant to a license or sublicense from such Party.
(g)	“Biosimilar Entry” means, with respect to a Licensed Product in a country in the NextCure Territory, the sale of one or more Biosimilar(s) for any of the Indications included in the approved labeling of such Licensed Product in such country in a given Calendar Quarter.
(h)	“BLA” means a Biologics License Application submitted to the FDA pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601 for purposes of obtaining Regulatory Approval for a new biologic in the United States, or, as context so indicates, any equivalent filing in a country or regulatory jurisdiction other than the United States.
(i)	“Business Day” means Monday to Friday (inclusive) except bank or public holidays in Washington, DC, U.S.A. or Beijing, China.
(j)	“Calendar Quarter” means the three-month period ending on March 31, June 30, September 30 and December 31 of each Calendar Year, except the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
(k)	“Calendar Year” means four (4) consecutive Calendar Quarters beginning with the three-month period ending on March 31, except the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
(l)	“CDA” means that certain Confidentiality Agreement dated August 30, 2024 by and between Zaiming and NextCure.

(m)	“CDR” means complementarity-determining region defined under the Kabat numbering convention described in Kabat et al., J. Biol. Chem. 252, 6609-6616 (1977) and Kabat et al. Sequences of protein of immunological interest. (1991).
(n)	“Change of Control” means, with respect to a Party, (i) a merger, consolidation, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (iii) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.
(o)	“CMC” means the Chemistry, Manufacturing and Controls portion of the IND or BLA for a biologic product in the United States, Europe, China or equivalent or similar portion of an IND, BLA or Marketing Authorization Application in another regulatory jurisdiction.
(p)	“CMO” means a contract manufacturing organization.
(q)	“Combination Product” means a Licensed Product whether combined in a single formulation or package with any Other Components, or formulated or packaged separately but required pursuant to approved product labelling to be used with any Other Component and sold together with such Other Component for a single price.
(r)	“Commercialization” means any and all activities directed toward obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, selling or offering to sell a pharmaceutical or biologic product, excluding activities directed to Development, Manufacturing, or Medical Affairs, and “Commercialize” and “Commercializing” shall have a corresponding meaning.
(s)	“Commercially Reasonable Efforts” means, the efforts and resources that are consistent with the efforts and resources that a reasonable Third Party biopharmaceutical company of the size of, and with the resources available to the relevant Party would typically devote to a pharmaceutical or biologic product of similar market potential at a similar stage in Development or Commercialization, taking into account all relevant factors, including technical, medical, efficacy, safety, manufacturing, and the patent and other proprietary position of the pharmaceutical or biologic product, the competitiveness of the marketplace and the market potential of such products, and the regulatory environment.

(t)	“Common Stock” means the common stock of NextCure which is publicly traded on the Nasdaq stock exchange under the stock symbol NXTC.
(u)	“Competent Authority” means any local or national agency, authority, department, inspectorate, minister, ministry official, or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over the manufacture, sale, or use of pharmaceutical or biologic products, including the FDA, Health Canada, the European Medicines Agency of the European Union (or any successor agency(ies) or authority thereto having substantially the same function, the “EMA”), the Pharmaceutical and Medical Devices Agency of Japan (or any successor agency(ies) or authority thereto having substantially the same function, the “PMDA”), the National Medical Products Administration of China, the European Commission and the European Court of Justice, or any equivalent agency in any other jurisdiction.
(v)	“Competing Product” means, (i) with respect to Zaiming Product, any monospecific ADC product, other than the Zaiming Product, that comprises (x) a monospecific antibody targeting CDH6 and (y) any topoisomerase inhibitor as the payload, or (ii) with respect to NextCure Product, any monospecific ADC product, other than the NextCure Product, that comprises a monospecific antibody targeting [***] which antibody has a Composite CDR with at least [***] homology to the Composite CDR of the NextCure Antibody contained in such NextCure Product.
(w)	“Composite CDR” means a theoretical composite amino acid sequence formed by the contiguous arrangement of the six (6) Kabat CDRs of an antibody in the following order (from N-terminal to C-terminal): HCDR1-HCDR2-HCDR3-LCDR1-LCDR2-LCDR3.
(x)	“Confidential Information” means the terms of this Agreement and any and all information of a confidential or proprietary nature that is obtained directly or indirectly by one Party (the “Receiving Party”) or its Affiliates, from the other Party (the “Disclosing Party”) or its Affiliates at any time on or after the Effective Date, without regard to the form or manner in which such information is recorded, preserved, disclosed or obtained. In addition, Confidential Information shall include all Confidential Information (as defined under the CDA between the Parties) obtained by either Party pursuant to the CDA relating to the Licensed Compounds or Licensed Products, which shall be deemed to be Confidential Information obtained by such Party pursuant to this Agreement (and the use and disclosure of which shall, as from the Effective Date, be governed by the terms of this Agreement).
(y)	“Control” or “Controlled” means, (i) with respect to any Intellectual Property Right of a Party, that the Party owns or has a license to such Intellectual Property Right (other than pursuant to this Agreement) and has the ability to grant access, a license, or a sublicense to such Intellectual Property Right to any other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party; or (ii) with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide or license such materials or tangible Know-How to the other Party on the terms set forth herein. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (i)-(ii) that, (x) prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control, unless (A) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Intellectual Property Rights or proprietary rights towards a product, or (B) after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such Intellectual Property Rights or proprietary rights towards a product in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((A) and (B)), such Intellectual Property Rights or proprietary rights towards a product will be deemed to be “Controlled” by such Party for purposes of this Agreement; or (y) is obtained by a Party from a Third Party after the Effective Date, unless such Party possesses the right to grant such license, sublicense, or other right to such Intellectual Property Rights, or the right to provide or license such materials or tangible Know-How to the other Party on the terms set forth herein, in each case, without being obligated to pay any royalties or other consideration therefor, or the other Party agrees in advance of any grant of rights thereto to pay such royalties or other consideration arising as a result such Party’s or its Affiliate’s or Sublicensee’s use or practice of such Intellectual Property Right or materials or tangible Know-How under this Agreement.
(z)	“Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, in the absence of ownership of, or a license granted under, a Valid Claim, the practice or Exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).
(aa)	“Data” means any and all scientific, technical and test data pertaining to any Licensed Compound or Licensed Product, including research data, safety data, tolerability data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), non-clinical data, clinical trial data or submissions made in association with an IND or Marketing Authorization Application with respect to any Licensed Compound or Licensed Product, in each case that is Controlled by a Party.
(bb)	“Day” means any period of 24 consecutive hours commencing at 12:01 a.m. Eastern time and concluding at midnight including Business Days, weekends and bank or public holidays.
(cc)	“Development” means all internal and external research, development, and regulatory activities related to a pharmaceutical or biologic product, including (i) non-clinical testing, toxicology, testing and studies, non-clinical and preclinical animal studies, and human clinical trials, and (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Competent Authority to obtain authorization to conduct clinical trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, Medical Affairs or Commercialization, and “Develop” and “Developing” shall have a corresponding meaning.
(dd)	“Development Plan” means a written plan prepared by NextCure setting forth those Development activities to be completed by NextCure that are reasonably necessary to obtain or maintain Regulatory Approvals for the Zaiming Products and, once a NextCure Compound clinical candidate is developed and selected under the Research Plan, the NextCure Products, in the NextCure

Territory. The Development Plan shall also set forth in reasonable details any Manufacturing or clinical development of the Zaiming Compound and Zaiming Products, including clinical supply and technology transfer activities, reasonably required of Zaiming that are consistent with the terms of this Agreement. The Development Plan may be updated from time to time through the JSC in accordance with the terms hereof. An initial Development Plan mutually agreed by the Parties is attached to this Agreement as Schedule 1.1(dd).
(ee)	“Equity Agreement” means the Common Stock issuance agreement as may be executed by and between the Parties after the Effective Date.
(ff)	“Europe” means the countries and territories in Europe, including the United Kingdom, Switzerland, and members of the European Union.
(gg)	“Exploit” means to make, have made, use, offer to sell, sell, Develop, Manufacture, perform Medical Affairs activities, Commercialize, or otherwise exploit; and “Exploitation” shall have a corresponding meaning.
(hh)	“FDA” means the United States Food and Drug Administration or any successor agency(ies) or authority thereto having substantially the same function.
(ii)	“Field” means all uses in humans.
(jj)	“First Commercial Sale” means, with respect to a Licensed Product in a country or region in the NextCure Territory, the first sale to a Third Party of such Licensed Product in such country or region after all Regulatory Approvals required to market and sell the Licensed Product in such country or region have been obtained.
(kk)	“GMP” means the current good manufacturing practice requirements and standards for the production of drug and biological products, including, as applicable, FDA regulations as set forth in 21 C.F.R. Parts 210, 211, 600, and 610, and related guidance documents, and as interpreted by relevant ICH guidelines, and the applicable laws in any other jurisdiction corresponding to the foregoing; in each case, as amended from time to time.
(ll)	“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
(mm)	“IND Application” means an application submitted to a Competent Authority for authorization by the applicable Competent Authority to initiate human clinical trials, including an (i) Investigational New Drug application filed with the US Food and Drug Administration in the United States, (ii) a clinical trial application submitted to the European Medicines Agency of the European Union, (iii) a clinical trial application submitted to the National Medical Products Administration (NMPA) of China, and (iv) any equivalent filing in any other jurisdiction.
(nn)	“Indication” means a separate and distinct disease or medical condition in humans. If a Regulatory Approval for an Indication requires submission of a separate Marketing Authorization Application for such Indication, then such Indication shall be deemed a different Indication; provided, however, that (i) the broadening of indication or use of a product for different stages of a particular disease, condition or disorder shall not be a separate Indication; (ii) moving from one line of therapy to another for a particular disease, condition or disorder shall not be considered to be a new Indication (e.g., moving from second line therapy to first line therapy); (iii) an Indication for a product includes all uses (e.g., prophylactic and therapeutic uses) for the relevant disease, condition or disorder for all patient populations (e.g., pediatric and adult uses) irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used; and (iv) obtaining a label expansion for use of a product in combination with another product in the same disease, condition or disorder, in each case, shall not be considered to be a new Indication.
(oo)	“Initiation” means for a clinical trial the first dosing of the first patient (or subject in the case of a Phase 1 Clinical Trial) for such trial.
(pp)	“Intellectual Property Rights” means all Patent Rights, rights to inventions, utility models, copyright and related rights, trademarks, trade names and domain names, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How, unpatented technical information, and trade secrets) and any other intellectual property rights, in each case, whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection that may now or in the future subsist in any part of the world.
(qq)	“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.
(rr)	“Knowledge” means, with respect to a Party, the actual knowledge of such Party’s executive officers and their direct reports, after due inquiry, as applicable.
(ss)	“Licensed Compound” means any Zaiming Compound or any NextCure Compound.
(tt)	“Licensed Product” means any Zaiming Product or NextCure Product.
(uu)	“MAA” means a Marketing Authorization Application submitted to EMA under centralized procedure or other Competent Authority in any country in Europe for the purpose of obtaining approval for the marketing of a Licensed Product for the countries in Europe or the country in Europe where such Competent Authority is located, as applicable.
(vv)	“Major Market Country” means the United States, United Kingdom, France, Germany, Spain, Italy and Japan.

(ww)	“Manufacture” means activities directed to manufacturing, processing, packaging, labelling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical or biologic product (or any components or process steps involving such product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of such product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development, Medical Affairs, or Commercialization, and “Manufacturing” shall have a corresponding meaning.
(xx)	“Marketing Authorization Application” means any new drug application, BLA, MAA, or other application submitted to a Competent Authority for authorization by the applicable Competent Authority to market and sell a Licensed Product commercially.
(yy)	“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Licensed Products and are not conducted by a Party’s medical affairs (or equivalent) departments.
(zz)	“Net Sales” means the gross amounts invoiced and received by or on behalf of a Selling Entity for the sale of Licensed Products to a Third Party in bona fide arm’s length transactions during the relevant Royalty Term less the following specified deductions (which amounts shall only be deducted once without duplication), in each case, to the extent actually allowed, applied, or taken with respect to sales of such Licensed Product and not otherwise recovered by or reimbursed to the Selling Entity, including estimated amounts periodically reconciled to actual charges for the applicable period, in each case consistently applied on a country-by-country basis in accordance with the Selling Party’s Accounting Standards:
(i)	normal cash, quantity and trade discounts actually granted in relation to such Licensed Products;
(ii)	rebates, chargebacks, and discounts (or equivalent thereof) managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate, in each case, to the extent directly related to the purchase or prescription of such Licensed Products;
(iii)	compulsory or negotiated payments and cash rebates or other expenditures to governmental authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs; including, but not limited to, pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the U.S. Patient Protection and Affordable Care Act;
(iv)	any credits or refunds actually given or amounts actually repaid by a Selling Entity for actual rejected, recalled or returned Licensed Products or because of retroactive price reductions;
(v)	actual and reasonable freight, transportation, postage, insurance and handling expenses for the Licensed Products in the NextCure Territory in connection with the sale, transportation, delivery or return of such Licensed Products;
(vi)	any tax, duties, levies, and other compulsory governmental charges imposed by applicable law on the Selling Entity on the sale to a Third Party of the Licensed Products (including VAT or excise duties, tariffs, but not including income or franchise taxes of any kind whatsoever); and
(vii)	amounts written off by reason of uncollectible debt if and when actually written off or allowed; provided, however, that the Selling Entity will use Commercially Reasonable Efforts to collect any such amount and any such amount subsequently collected will be included in Net Sales.

All of the above deductions shall be determined from the books and records of NextCure, its Affiliates or Sublicensees maintained in accordance with such party’s Accounting Standards.  For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced.

With respect to the calculation of Net Sales:

(A)	sales between or among NextCure or its Affiliates or Sublicensees for resale shall be disregarded for purposes of calculating Net Sales, but the subsequent resale of such Licensed Product to a Third Party shall be included within the computation of Net Sales; and
(B)	transfer or supply of the Licensed Products in reasonable quantities in connection with clinical trials, compassionate use or expanded or early access programs, indigent programs, promotional sampling or technology transfer activities shall be disregarded for purposes of calculating Net Sales.

In the case of any Combination Product sold in a given country in the NextCure Territory, Net Sales for the purpose of determining royalties and sales milestones of the Combination Product in such country will be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately in the same Indication in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in the same Indication in such country.

If, on a country-by-country basis, the Licensed Product is sold separately in the same Indication in a country, but the Other Components in the Combination Product are not

sold separately in the same Indication in such country, then Net Sales for the purpose of determining royalties and sales milestones of the Combination Product for such country will be calculated by multiplying the actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product if sold separately in the same Indication in such country, and C is the invoice price of the Combination Product in such country; provided that the maximum value of the fraction A/C is one (1).  As an example, for illustrative purposes, if NextCure is required, whether by a Competent Authority or for other commercial reasons, to sell the Combination Product below fair market value such that the invoice price of the Licensed Product is greater than the price of the Combination Product, the Net Sales on such Combination Product will be treated as if the invoice price of the Licensed Product is equal to the invoice price of the Combination Product and Net Sales of such Combination Product will be treated the same as the Net Sales for the Licensed Product sold separately.

If, on a country-by-country basis, the Licensed Product in the Combination Product is not sold separately in the same Indication in such country, but the Other Components included in the Combination Product are sold separately in the same Indication in such country, then Net Sales for the purpose of determining royalties and sales milestones of the Combination Product for such country will be calculated by multiplying the actual Net Sales of the Combination Product by the fraction (C-B)/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in the same Indication in such country, and C is the invoice price of the Combination Product in such country; provided that the maximum value of the fraction (C-B)/C is one (1).

In the case where no clause above is applicable, the Parties shall determine Net Sales for such Combination Product in such country by reasonable mutual agreement based on the relative contribution of the single active ingredient in the original Licensed Product and the Other Component in the combination Licensed Product.

In any event, NextCure, its Affiliates and Sublicensees shall not sell any Combination Product in such a manner as to disproportionately discount the selling price of the Licensed Product as compared with the weighted-average discount applied to the Other Component(s) in the Combination Product, as a percent of the respective list prices (or if not available, a good faith estimate thereof) of such Other Component and the Licensed Product prior to applying the discount.

(aaa)	“NextCure Antibody” means one or more humanized monospecific antibodies Controlled by NextCure that target [***] (also commonly known as “[***]”). For clarity, NextCure Antibodies do not include any monospecific antibody Controlled by Zaiming or its Affiliate that targets [***].
(bbb)	“NextCure Compound” means (i) any monospecific ADC compound comprising a NextCure Antibody combined with the Zaiming ADC Platform Technology and Developed under the NextCure Program pursuant to this Agreement, and (ii) any modification and improvement of such ADC compound in (i) generated under this Agreement.
(ccc)	“NextCure IP” means, (i) with respect to the Zaiming Compound and Zaiming Products, all NextCure Arising IP and NextCure’s interests in the Joint Arising IP that are (x) owned or Controlled by NextCure or any of its Affiliates as of the Effective Date or during the Term, and (y) necessary or reasonably useful to Exploit the Zaiming Compound and Zaiming Products in the Field in the

Zaiming Territory (or with respect to non-clinical Development and Manufacturing, worldwide); and (ii) with respect to the NextCure Compounds and NextCure Products, all Patent Rights and Know-How, that are owned or Controlled by NextCure or its Affiliate as of the Effective Date or during the Term that are necessary or reasonably useful to Exploit the NextCure Compounds and NextCure Products in the Field in the Zaiming Territory (or with respect to non-clinical Development and Manufacturing, worldwide). All Patent Rights and Know-How within NextCure Arising IP and its interest in the Joint Arising IP, in each case, that satisfy the foregoing criteria, shall be included as NextCure IP.
(ddd)	“NextCure Patent Rights” means any Patent Rights within NextCure IP. All NextCure Patent Rights as of the Effective Date are set forth on Schedule 1.1(ddd).
(eee)	“NextCure Product” means any therapeutic product containing a NextCure Compound, whether alone or in combination with one or more Other Components, in any formulation or dosage form.
(fff)	“NextCure Product-Specific Patent Rights” means any NextCure Patent Rights having claims that specifically direct to any NextCure Compound or any NextCure Product, including any such Patent Rights within NextCure Arising IP. NextCure Product-Specific Patent Rights as of the Effective Date are set forth on Schedule 1.1(fff).
(ggg)	“NextCure Territory” means worldwide other than the Zaiming Territory.
(hhh)	“Other Component” means any therapeutically active drug or biologic that is not a Zaiming Compound or a NextCure Compound.
(iii)	“Parties” means Zaiming and NextCure and “Party” means either of them.
(jjj)	“Patent Rights” means (i) any national, regional or international patent or patent application, including any provisional patent application, (ii) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (iii) any patent that has issued or in the future issues from any of the foregoing patent applications ((i) and (ii)), including any utility model, petty patent, design patent and certificate of invention, (iv) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((i), (ii) and (iii)), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.
(kkk)	“Phase 1 Clinical Trial” means a clinical trial in which a Licensed Product is administered to human subjects, the principal purpose of which is to determine safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.
(lll)	“Phase 2 Clinical Trial” means a clinical trial in which a Licensed Product is administered to human subjects, the principal purpose of which is to identify any common short-term side effects and risks associated with the Licensed Product and to evaluate Licensed Product’s safety and efficacy in the proposed therapeutic indication, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.
(mmm)	“Phase 3 Clinical Trial” means a clinical trial in which a Licensed Product is administered to human subjects, that is (i) designated to produce statistically meaningful data to establish the safety and effectiveness of the Licensed Product for its intended use under specified conditions of use; in a manner sufficient to support a Marketing Authorization Application without any Phase 1 or Phase 2 clinical trials; and (ii) in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.
(nnn)	“Qualifying Financing Event” means the execution of one or more definitive agreements by NextCure or its Affiliate after the Effective Date for the purpose of financing either through the issuance or sale of securities, or the conversion of instruments convertible into equity, where the aggregated amount of funds raised in connection with such one or more financing transactions reach [***]. For the avoidance of doubt, solely for the purposes of Section 6.1(b), the Qualifying Financing Event shall not be deemed to be achieved until NextCure or its Affiliates receives all such [***].
(ooo)	“Registrational Trial” means a human clinical trial of a Licensed Product that (a) is designed to establish that such Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, which trial is intended to support an application for Regulatory Approval of such Licensed Product, or a similar clinical trial prescribed by the applicable Competent Authority, and (b) is sufficient for filing an application for a Regulatory Approval for such Licensed Product, as evidenced by: (x) an agreement with or statement from the applicable Competent Authority on a special protocol assessment or its equivalent, or (y) other guidance or minutes issued by the applicable Competent Authority for such trial. Any Phase 3 Clinical Trial shall be deemed as a Registrational Trial.
(ppp)	“Regulatory Approval” means, with respect to a country or other jurisdiction, all registrations, authorization or approval by any Competent Authority, necessary for a Licensed Product to be sold in such country or jurisdiction. For clarity, Regulatory Approval may, in a particular country, include pricing approval.
(qqq)	“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Competent Authority with respect to a Licensed Product in a country, other than a Patent Right but including patent term extension based on FDA or other Competent Authority review times and research times, in each case, that confers exclusive rights to NextCure, its Affiliates or Sublicensees, as applicable to market such Licensed Product in such country. As an example, and not a limitation of the foregoing definition, as of the Effective Date, Regulatory Exclusivity includes in the U.S., the applicable period of exclusivity for an initial reference product granted under the U.S. Biologics Price Competition and Innovation Act of 2009.
(rrr)	“Representatives” means, with respect to a Party, the directors, officers, employees, consultants, advisors and permitted contractors of such Party.
(sss)	“Research Plan” means a high-level written plan mutually agreed by the Parties setting forth those Development activities to be completed by each Party that are reasonably necessary to design, make, test, and select a NextCure Compound clinical candidate suitable for advancement to clinical trials, which may include tech transfer and other support activities that are reasonably required of Zaiming to facilitate use of the Zaiming ADC Platform Technology and consistent with the terms of this Agreement. The Research Plan may be updated from time to time through the JSC in accordance with the terms hereof. An initial Research Plan with respect to the design and selection of a potential NextCure Product candidate is attached to this Agreement as Schedule 1.1(sss).
(ttt)	“Respective Territory” means with respect to Zaiming, the Zaiming Territory, and with respect to NextCure, the NextCure Territory.
(uuu)	“Results” means all data, information, or materials identified, developed, generated, created, or conceived in the exercise of this Agreement, including all tangible records of such data and information.
(vvv)	“Royalty Term” means, on a country-by-country basis and Licensed Product-by-Licensed Product basis, the period commencing on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest of:
(i)	the date of expiry of the last Valid Claim of a Patent Right included in the Zaiming Patent Rights Covering such Licensed Product in such country;
(ii)	ten (10) years from the First Commercial Sale of such Licensed Product in such country; or
(iii)	the expiration of all Regulatory Exclusivity for such Licensed Product in such country.
(www)	“Selling Entity” means NextCure, or its Affiliates, or Sublicensees.
(xxx)	“Senior Officers” means for Zaiming, the Chief Executive Officer of Zaiming or his/her designee, and for NextCure, the Chief Executive Officer of NextCure or his/her designee.
(yyy)	“Sublicense” means, (i) with respect to NextCure, a grant of rights (or grant of an option to obtain such rights) by NextCure or its Affiliate to a Third Party in the Field under any of the rights licensed to NextCure by Zaiming under Section 2.1 (License Grants to NextCure) or (ii) with respect to Zaiming, a grant of rights (or grant of an option to obtain such rights) by Zaiming or its Affiliate to a Third Party in the Field under any of the rights licensed to

Zaiming by NextCure under Section 2.2 (License Grants to Zaiming). The grant of ordinary course rights to contract research organizations, contract manufacturing organizations and similar vendors operating directly or indirectly on behalf of a Party or its Affiliates shall not be considered a Sublicense; provided, however, that the grant of right to a Third Party by a Party or its Affiliates to distribute, market, or sell the Licensed Products, where such Third Party makes royalty or other payments (other than the purchase price of the Licensed Products) to such Party or its Affiliates, shall be considered to be a Sublicense.
(zzz)	“Sublicensee” means (i) a Third Party to which a Party or its Affiliate grants a Sublicense, and (ii) a Third Party to whom such Third Party defined in the foregoing clause (i) grants a license or sublicense (through multiple tiers) in the Field under any of the Zaiming IP or NextCure IP, as applicable.
(aaaa)	“Third Party” means a person other than Zaiming, NextCure or each of their Affiliates.
(bbbb)	“United States” or “US” means the United State of America and its territories and possessions.
(cccc)	“Upstream License of NextCure” means any and all agreements between NextCure or any of its Affiliates, on the one hand, and any Third Party (the “Upstream Licensor of NextCure”), on the other hand, pursuant to which NextCure has in-licensed any Patent Rights or Know-How owned or Controlled by such Third Party that are included as part of the NextCure IP. All Upstream Licenses of NextCure existing as of the Effective Date are set forth in Schedule 1.1(cccc).
(dddd)	“Upstream License of Zaiming” means any and all agreements between Zaiming or any of its Affiliates, on the one hand, and any Third Party (the “Upstream Licensor of Zaiming”), on the other hand, pursuant to which Zaiming has in-licensed any Patent Rights or Know-How owned or Controlled by such Third Party that are included as part of the Zaiming IP. All Upstream Licenses of Zaiming existing as of the Effective Date are set forth in Schedule 1.1(dddd).
(eeee)	“Valid Claim” means a claim of:
(i)	a granted patent that: (A) has not expired; (B) has not been revoked nor held invalid or unenforceable by an administrative agency, court or other government agency of competent jurisdiction in a final and non-appealable decision (or a decision unappealed within the time limit allowed for appeal) nor admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; (C) has not been abandoned, and (D) has not been lost through an interference proceeding, inter partes review, ex partes re-examination or similar proceeding; or
(ii)	a pending patent application that has not been pending for more than seven (7) years from its initial filing date and has not been finally rejected by a patent office or other governmental agency of competent jurisdiction in an unappealable decision or a decision that is un-appealed within the time allowed for appeal. Notwithstanding the foregoing, if a claim of a patent application that ceased to be a Valid

Claim under the foregoing later issues or is granted as a patent within the scope of the above subclause (i), then such claim will be considered a Valid Claim from the date of such issuance or grant.
(ffff)	“Zaiming ADC Platform Technology” means the ADC technology Controlled by Zaiming as described in Schedule 1.1(ffff). For clarity, the Zaiming ADC Platform Technology excludes any other linker and any other payload technology Controlled by Zaiming.
(gggg)	“Zaiming Compound” means (i) the clinical stage ADC compound Controlled by Zaiming and Developed prior to the Effective Date as a clinical stage drug product candidate designated as, and hereinafter referred to as, “SIM0505” (also known as SCR-9359), or (ii) any backup ADC to SIM0505 Controlled by Zaiming or its Affiliates that NextCure elects to use to replace SIM0505, in which case such backup ADC shall be deemed the Zaiming Compound and SIM0505 shall cease to be a Zaiming Compound. The drug substance compound in SIM0505 comprises a CDH6 targeting antibody portion combined with the Zaiming ADC Platform Technology, as further described in (including the amino acid sequence set forth in) Schedule 1.1(gggg).
(hhhh)	“Zaiming IP” means Zaiming Know-How, Zaiming Patent Rights.
(iiii)	“Zaiming Know-How” means, (i) with respect to the Zaiming Compound and Zaiming Products, all Know-How that is (x) owned or Controlled by Zaiming or any of its Affiliates as of the Effective Date or during the Term and (y) necessary or reasonably useful to Exploit the Zaiming Compound and Zaiming Products in the Field in the NextCure Territory (or with respect to Development and Manufacturing, worldwide); or (ii) with respect to NextCure Compounds and NextCure Products, all Know-How that is (x) owned or Controlled by Zaiming or any of its Affiliates as of the Effective Date or during the Term and (y) necessary or reasonably useful to use Zaiming ADC Platform Technology in the Exploitation of the NextCure Compounds and NextCure Products in the Field in the NextCure Territory (or with respect to Development and Manufacturing, worldwide). All Know-How within Zaiming Arising IP and its interest in the Joint Arising IP, in each case, that satisfies the foregoing criteria, shall be included as Zaiming Know-How.
(jjjj)	“Zaiming Patent Rights” means, (i) with respect to the Zaiming Compound and Zaiming Products, all Patent Rights that are (x) owned or Controlled by Zaiming or any of its Affiliates as of the Effective Date or during the Term and (y) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit the Zaiming Compound and Zaiming Products in the Field in the NextCure Territory (or with respect to Development and Manufacturing, worldwide); and (ii) with respect to NextCure Compounds and NextCure Products, all Patent Rights that are (x) owned or Controlled by Zaiming or any of its Affiliates as of the Effective Date or during the Term and (y) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to use Zaiming ADC Platform Technology in the Exploitation of the NextCure Compounds and NextCure Products in the Field in the NextCure Territory (or with respect to Development and Manufacturing, worldwide). All Patent Rights within Zaiming Arising IP and Zaiming’s interest in the Joint Arising IP, in each case that satisfy the foregoing criteria, shall be included as Zaiming Patent Rights. All Zaiming Patent Rights as of the Effective Date are set forth on Schedule 1.1(jjjj).
(kkkk)	“Zaiming Product” means any therapeutic product containing a Zaiming Compound, whether alone or in combination with one or more Other Components, in any formulation or dosage form, including for clarity the clinical stage drug product candidate designated as SIM0505.
(llll)	“Zaiming Product-Specific Patent Rights” means any Zaiming Patent Rights having claims that specifically direct to any Zaiming Compound or any Zaiming Product, including any such Patent Rights within Zaiming Arising IP. Zaiming Product-Specific Patent Rights as of the Effective Date are set forth on Schedule 1.1(llll).
(mmmm)“Zaiming Territory” means the mainland China, Hong Kong, Macau and Taiwan.
1.2	Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:
Term	Section
“Acquirer”	4.6(b)
“Annual Report”	4.2
“Anti-Corruption Laws”	9.7(a)
“Arbitration Rules”	12.3(b)
“Claims”	10.3(a)
“Competing Activities”	4.6(b)
“Code”	11.3(a)
“Cure Period”	11.2(a)
“Cessation Period”	11.2(d)(iii)
“Development Milestone Event”	6.2
“Development Milestone Payment”	6.2
“Disclosing Party”	1.1(x)
“Dispute”	12.1
“EMA”	1.1(u)
“Enforcing Party”	7.4(d)
“Expediated Arbitration”	12.4
“First Payment”	6.1(a)
“Force Majeure”	13.8
“Indemnifying Party”	10.3(c)
“Indemnitee”	10.3(c)
“Infringement Claim”	7.5(a)
“Initial Supply”	4.8(a)
“Joint Arising IP”	7.1(a)
“Joint Steering Committee” or “JSC”	5.1
“Losses”	10.3(a)
“Manufacturing Technology Transfer by NextCure”	4.8(c)
“Manufacturing Technology Transfer by Zaiming”	4.8(b)
“Material Matters”	5.7(b)
“NextCure Arising IP”	7.1(a)
“NextCure CMO”	4.8(b)

“NextCure-Developed Materials”	11.5(c)(i)
“NextCure Exclusive License Grant”	11.5(c)(ii)
“NextCure Indemnitees”	10.3(b)
“NextCure Program”	4.1(c)
“NextCure Prosecuted Patents”	7.3(a)
“Opening Brief”	12.4(b)
“Patent Challenge”	11.2(d)(ii)
“Pharmacovigilance Agreement”	4.3(d)
“PMDA”	1.1(u)
“Product Marks”	7.7
“Receiving Party”	1.1(x)
“Response Brief”	12.4(b)
“Royalty Report”	6.5
“Sales Milestone Event”	6.3
“Sales Milestone Payment”	6.3
“SIM0505”	1.1(gggg)
“Supply Agreement”	4.8(a)
“Term”	11.1
“Terminated Compound”	11.5(a)
“Terminated Product”	11.5(a)
“Third Party Infringement”	7.4(a)
“Upstream Licensor of NextCure”	1.1(cccc)
“Upstream Licensor of Zaiming”	1.1(dddd)
“Zaiming Arising IP”	7.1(a)
“Zaiming CMO”	4.8(c)
“Zaiming Indemnitees”	10.3(a)
“Zaiming Platform Improvement”	7.1(a)
“Zaiming Platform Patents”	7.3(c)
“Zaiming Prosecuted Patents”	7.3(b)

1.3	In this Agreement:
(a)	references to Parties, Sections and Schedules are to the Parties, Sections and Schedules of this Agreement;
(b)	references to persons include all forms of legal entity including an individual, company, body corporate, unincorporated association and partnership, and such persons’ successors and assigns;
(c)	the words “include,” “including,” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;
(d)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;
(e)	the headings are used for convenience only and do not affect its interpretation;
(f)	any financial sums are expressed in US Dollars unless otherwise specified;
(g)	the term “or” means “and/or” hereunder;

(h)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(i)	“herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(j)	any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
(k)	the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement;
(l)	references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and
(m)	a reference to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

2.Grant of License
2.1	License Grants to NextCure. Subject to the terms of this Agreement, Zaiming hereby grants to NextCure, on behalf of itself and its Affiliates:
(a)	an exclusive (even as to Zaiming and its Affiliates), transferable (solely as permitted in accordance with Section 13.3 (Assignment)) license under the Zaiming IP for the Zaiming Compound and Zaiming Products, with the right to sublicense through multiple tiers, to Exploit the Zaiming Compound and Zaiming Products in the Field in the NextCure Territory;
(b)	a non-exclusive, transferable (solely as permitted in accordance with Section 13.3 (Assignment)) license under the Zaiming IP for the NextCure Compounds and NextCure Products with the right to sublicense through multiple tiers, to Develop NextCure Compounds, including as NextCure Products, using the Zaiming ADC Platform Technology, and to Exploit the NextCure Compounds and NextCure Products, in the Field in the NextCure Territory; and
(c)	a non-exclusive, transferable (solely as permitted in accordance to Section 13.3 (Assignment)) license under the Zaiming IP with the right to sublicense through multiple tiers, to directly or to engage Third Party service providers to conduct on its behalf Development or Manufacture (in accordance with Section 3.3 (Subcontracting)) of Licensed Products in the Zaiming Territory solely to Exploit the Licensed Compounds and Licensed Products in the Field in the NextCure Territory (but, for clarity, such license does not grant

NextCure any right or license to Commercialize any Licensed Compounds or Licensed Products in the Zaiming Territory); provided that prior to each instance of exercising the foregoing non-exclusive license with respect to a particular Third Party service provider and a particular set of (sub)contracted activities, NextCure shall provide Zaiming with written notice setting forth the name of such Third Party service provider, the activities to be performed by such Third Party service provider and the geographical location where such activities will be performed (it being understood and agreed that the requirement to provide the foregoing notice does not limit or negate the requirements of Section 3.3 (Subcontracting), which are independent requirements).
2.2	License Grants to Zaiming. Subject to the terms of this Agreement, NextCure hereby grants to Zaiming and its Affiliates:
(a)	an exclusive (even as to NextCure and its Affiliates), fully-paid up, royalty-free, transferable (solely as permitted in accordance with Section 13.3 (Assignment)) license under the NextCure IP for the NextCure Compounds and NextCure Products, with the right to sublicense through multiple tiers, to Exploit the NextCure Compounds and NextCure Products in the Field in the Zaiming Territory;
(b)	an exclusive (even as to NextCure and its Affiliates), fully paid-up, royalty-free, transferable (solely as permitted in accordance with Section 13.3 (Assignment)) license under the NextCure IP for the Zaiming Compound and Zaiming Products, with the right to sublicense through multiple tiers, to Exploit the Zaiming Compound and Zaiming Products in the Field in the Zaiming Territory;
(c)	a non-exclusive, fully paid-up, royalty-free, transferrable (solely as permitted in accordance with Section 13.3 (Assignment)), sublicensable (solely to subcontractors acting on behalf of Zaiming and its Affiliates) license under the NextCure IP for the NextCure Compounds and NextCure Products to use the NextCure Antibodies in support of the NextCure Program to Develop NextCure Compounds and NextCure Products using the Zaiming ADC Platform Technology; and
(d)	a non-exclusive, transferable (solely as permitted in accordance to Section 13.3 (Assignment)) license under the NextCure IP, with the right to sublicense through multiple tiers, to conduct directly or to engage Third Party service providers to conduct on its behalf non-clinical Development or Manufacture (in accordance with Section 3.3 (Subcontracting)) of Licensed Products in the NextCure Territory solely to Exploit the Licensed Compounds and Licensed Products in the Field in the Zaiming Territory (but, for clarity, such license does not grant Zaiming any right or license to conduct clinical Development or Commercialize any Licensed Compounds or Licensed Products in the NextCure Territory); provided that prior to each instance of exercising the foregoing non-exclusive license with respect to a particular Third Party service provider and a particular set of (sub)contracted activities, Zaiming shall provide NextCure with written notice setting forth the name of such Third Party service provider, the activities to be performed by such Third Party service provider and the geographical location where such activities will be performed (it being understood and agreed that the requirement to provide the foregoing notice does not limit or negate the requirements of Section 3.3 (Subcontracting), which are independent requirements).

2.3	No Other License and Retained Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved. Notwithstanding the exclusive licenses granted under Section 2.1 (License Grants to NextCure) or Section 2.2 (License Grants to Zaiming), (a) each Party retains the right to practice the Zaiming IP (in case of Zaiming) or NextCure IP (in case of NextCure) to fulfil its obligations under this Agreement, (b) NextCure retains the right to conduct non-clinical Development activities or, solely to the extent permitted under Section 4.1(d) (NextCure Proposed MRCT), conduct clinical Development activities, Manufacture or have Manufactured Licensed Compounds and Licensed Products outside the NextCure Territory, solely for the Exploitation of Licensed Compounds and Licensed Products in the NextCure Territory, and (c) Zaiming retains the right to conduct non-clinical Development activities, Manufacture or have Manufactured Licensed Compounds and Licensed Products outside the Zaiming Territory, solely for the Exploitation of Licensed Compounds and Licensed Products in the Zaiming Territory.
2.4	Technology Transfer.
(a)	Technology Transfer by Zaiming. Promptly after Zaiming’s receipt of the First Payment, Zaiming shall (i) provide NextCure with copies of each of the specific documents itemized in Schedule 2.4(a), and in no event later than the deadlines set forth in such Schedule 2.4(a), and (ii) Zaiming shall transfer and deliver to NextCure copies of all other tangible embodiments of all existing and available Zaiming Know-How in Zaiming’s possession, in each case in a form reasonably acceptable to NextCure, unless otherwise agreed by the Parties in the Research Plan or the Development Plan. Thereafter, on an ongoing basis at each meeting of the JSC or as reasonably requested by NextCure, Zaiming shall also transfer and deliver to NextCure copies of tangible embodiments of all Zaiming Know-How that is generated or comes into the Control of Zaiming or its Affiliates after the Effective Date, in each case in a form reasonably acceptable to NextCure. All of the foregoing Know-How and documents shall be provided, in each case, in English.
(b)	Technology Transfer by NextCure. Promptly after Zaiming’s reasonable request, to facilitate Zaiming’s performance of its activities under the Research Plan or the Development Plan, NextCure shall transfer and deliver to Zaiming biological materials for the NextCure Antibody and copies of tangible embodiments of all existing and available related NextCure Know-How in NextCure’s possession, in a form reasonably acceptable to Zaiming for the development of the NextCure Compounds under the NextCure Program pursuant to the Research Plan. Thereafter, on an ongoing basis at each meeting of the JSC or as reasonably requested by Zaiming, NextCure shall also transfer and deliver to Zaiming copies of tangible embodiments of all NextCure Know-How that is generated or comes into the Control of NextCure or its Affiliates after the Effective Date, in each case in a form reasonably acceptable to Zaiming. All of the foregoing Know-How and documents shall be provided, in each case, in English.
(c)	Costs of Technology Transfer. Each Party will be responsible for its costs incurred in connection with the technology transfer set forth under this Section 2.4 (Technology Transfer).

(d)	For clarity, the technology transfer conducted under this Section 2.4 (Technology Transfer) shall not include the transfer of manufacturing technology, which shall be conducted pursuant to Section 4.8(b) (Manufacturing Technology Transfer by Zaiming) or Section 4.8(c) (Manufacturing Technology Transfer by NextCure), as applicable.
3.Sublicensing & Subcontracting
3.1	Sublicenses by NextCure. NextCure may sublicense the rights it receives under Section 2.1 (License Grants to NextCure) to any Affiliates with prior notice to Zaiming, or to a Sublicensee under the following conditions:
(a)	Such Sublicense shall be subject to and consistent with the terms of this Agreement, and shall be granted pursuant to a written agreement, where the applicable Sublicensee agrees to be bound by the obligations of the following provisions of this Agreement to the extent applicable to such Sublicensee’s activities in the same manner in which NextCure is obligated, including but not limited to: this Section 3.1 (Sublicenses by NextCure), Section 4.6 (Non-Competition), Section 6.5 (Royalty Report), Section 6.6(c) (Audit), Article 7 (Intellectual Property) and Article 8 (Confidential Information) with respect to Zaiming’s Confidential Information;
(b)	NextCure shall within fifteen (15) Business Days after the effective date of each Sublicense, provide a complete copy of each executed sublicense agreement to Zaiming (provided that in the case of amendments to such sublicense agreement, a copy of such amendment shall be provided to Zaiming after the execution of such amendment). NextCure may make reasonable redactions where the redactions do not adversely impact the rights of Zaiming hereunder, provided the redacted copy enables Zaiming to determine the scope of the rights granted, the financial terms thereunder to the extent applicable to Zaiming and confirm compliance with obligations under this Agreement;
(c)	Such Sublicense shall not be solely under the Zaiming ADC Platform Technology as standalone components independent of the Licensed Product; and
(d)	NextCure shall remain directly responsible for all of its obligations under this Agreement.
3.2	Sublicenses by Zaiming. Zaiming may sublicense the rights it receives under Section 2.2 (License Grants to Zaiming) to any Affiliates with prior notice to NextCure, or to a Sublicensee under the following conditions:
(a)	Such Sublicense shall be subject to and consistent with the terms of this Agreement, and shall be granted pursuant to a written agreement, where the applicable Sublicensee agrees to be bound by the obligations of the following provisions of this Agreement to the extent applicable to Sublicensee’s activities in the same manner in which Zaiming is obligated, including but not limited to: this Section 3.2 (Sublicenses by Zaiming), Section 4.6 (Non-Competition), Article 7 (Intellectual Property) and Article 8 (Confidential Information) with respect to NextCure’s Confidential Information;
(b)	Zaiming shall within fifteen (15) Business Days after the effective date of each Sublicense, provide a complete copy of each executed sublicense agreement to NextCure (provided that in the case of amendments to such sublicense agreement, a copy of such amendment shall be provided to NextCure after the execution of such amendment), including a translation into English (if applicable). Zaiming may make reasonable redactions where the redactions do not adversely impact the rights of NextCure hereunder, provided the redacted copy enables NextCure to determine the scope of the rights granted and confirm compliance with obligations under this Agreement; and
(c)	Zaiming shall remain directly responsible for all of its obligations under this Agreement.
3.3	Subcontracting. Each Party will have the right to engage subcontractors to exercise its rights or perform its obligations under this Agreement, including any activities set forth in the Development Plan; provided that any such subcontractor is required to comply with the terms of this Agreement that are applicable to such subcontractor, including but not limited to: Article 7 (Intellectual Property) and Article 8 (Confidential Information). For clarity, subject to the other rights of the Parties in this Agreement, each Party shall be permitted to engage subcontractors, including CMOs, for the Manufacture of Licensed Compounds and Licensed Products in the other Party’s Respective Territory for the sole purpose of Exploiting the Licensed Compounds and Licensed Products in such Party’s Respective Territory; provided, however, that the CMO engaged in Manufacture of the Licensed Compounds or Licensed Products in other Party’s Respective Territory shall be subject to the prior consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned). Each Party will remain responsible for the performance of any of its obligations under this Agreement that are allocated to a subcontractor to the same extent as if it had performed (or failed to perform) such obligations itself.
4.Development, Manufacture and Commercialization
4.1	Development Responsibilities.
(a)	Of Zaiming Products by NextCure. Subject to Article 5 (Governance) below regarding oversight by the JSC, NextCure will lead and will have sole control and decision-making authority with respect to the Development of the Zaiming Compound and Zaiming Products in the NextCure Territory at its own cost and expense; provided, however, that NextCure shall not modify the sequence or structure of the Zaiming Compound. NextCure shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approvals for at least one Zaiming Product for at least one Indication within the United States and at least one other Major Market Country, with the proviso that NextCure may in its discretion elect to pursue Regulatory Approvals, and conduct Development in support of such Regulatory Approvals, serially instead of for multiple countries in parallel.
(b)	Of Zaiming Products by Zaiming. Subject to Article 5 (Governance) below regarding the oversight by the JSC, Zaiming will lead and have sole control and decision-making authority with respect to the Development of Zaiming Products in the Zaiming Territory at its own cost and expense. Notwithstanding the foregoing, following the Effective Date Zaiming shall use Commercially Reasonable Efforts to continue to advance the current Phase 1 Clinical Trial of SIM0505 (registration no. NCT06792552) in the Zaiming Territory in accordance with the current protocol.
(c)	NextCure Program. NextCure will after the Effective Date, directly or through its Affiliates or one or more Sublicensees or subcontractors as permitted under this Agreement, commence a research program for the pre-clinical Development (including conducting research and pre-clinical design work with the assistance of Zaiming as set forth in the Research Plan) of the NextCure Compounds, including NextCure Products containing such compounds (the “NextCure Program”). NextCure shall not modify or improve the structure of the payload or linker portion of the Zaiming ADC Platform Technology for the Development of NextCure Compounds. Zaiming will provide technology transfer and materials as set forth in the Research Plan to enable manufacturing of non-GMP research grade batches of the NextCure Compounds. Except as set forth in the Research Plan, each Party shall be responsible for its own costs and expenses in conducting the Research Plan with the proviso that following the conjugation of NextCure Compounds, NextCure thereafter will carry out at NextCure’s cost and expenses any reasonably necessary preclinical research to generate NextCure Compounds activity and safety data with the goal of supporting potential regulatory filings (including an IND Application) in accordance with the Research Plan. If and when NextCure has selected in its discretion a NextCure Compound as a clinical candidate that NextCure wishes to advance as a NextCure Product to clinical trials, it will prepare and submit to the JSC an amendment to the Development Plan to include Development activities relating to such NextCure Compound, thereby expanding the NextCure Program into clinical stage activities, and NextCure shall use Commercially Reasonable Efforts to Develop and obtain the Regulatory Approval for at least one NextCure Product for at least one Indication in the U.S. and at least one other Major Market Country, with the proviso that NextCure may in its discretion elect to pursue Regulatory Approvals, and conduct Development in support of such Regulatory Approvals, serially instead of for multiple countries in parallel.
(d)	NextCure Proposed MRCT. NextCure may, but has no obligation to, propose to Zaiming, through the JSC, multi-center trials for any Licensed Product that includes clinical sites in both the Zaiming Territory and the NextCure Territory, but solely to the extent such trial is for purposes of the Exploitation by NextCure of the respective Licensed Compound and Licensed Product in the Field in the NextCure Territory. NextCure shall be permitted, pursuant to the license granted under Section 2.1(c), to conduct such clinical Development activities for the applicable Licensed Product in the Zaiming Territory, subject to the Parties, after discussion and consultation at the JSC, agreeing on the terms of Zaiming’s participation in such proposed clinical Development, including the protocol, cost sharing and the number of clinical sites and patients to be enrolled in the Zaiming Territory, within sixty (60) Days after the discussion begins. In addition, NextCure shall be permitted, but is not obligated, to conduct such clinical Development activities for the applicable Licensed Product in the Zaiming Territory without Zaiming’s participation, if (i) Zaiming provides written notice to NextCure of its decision to cease all of its Development activities with respect to such Licensed Product in the Zaiming Territory; or (ii) (x) Zaiming elects not to participate in such proposed clinical Development activities, or (y) the Parties are unable to agree on the terms of Zaiming’s participation in such clinical Development activities within sixty (60) Days after the discussion begins, and in each case of (x) or (y), Zaiming agrees with the protocol of such proposed clinical Development, which agreement shall not be unreasonably withheld, conditioned or delayed.
(e)	Zaiming Proposed MRCT. Zaiming may propose to NextCure, through the JSC, multi-center clinical trials for any Licensed Product that includes clinical sites in both the Zaiming Territory and the NextCure Territory, but solely to the extent such trial is for purposes of the Exploitation by Zaiming of the Licensed Products in the Zaiming Territory. NextCure has right to participate in such clinical trial, subject to the Parties, after discussion and consultation at the JSC, agreeing on the terms of NextCure’s participation in such proposed clinical Development, including the protocol, cost sharing and the number of patients to be enrolled in the NextCure Territory, within sixty (60) Days after the discussion begins. For the avoidance of doubt, Zaiming shall not conduct any clinical Development activities for any Licensed Compound or Licensed Product in the NextCure Territory unless NextCure elects to participate in such clinical trial pursuant to the preceding provision.
(f)	MRCT Conduct. In the event that the Parties agree to participate jointly in a multi-center clinical trial for any Licensed Product that includes clinical sites in both the Zaiming Territory and the NextCure Territory, the Parties will modify the Development Plan to include activities and deliverables agreed to be performed by each respective Party. Each Party will diligently perform its respective responsibilities set forth in the Development Plan for any such multi-center clinical trial.
4.2	Annual Report. Each Party shall provide to the other Party a written report at least once every twelve (12) months (an “Annual Report”). This requirement for an Annual Report may be satisfied by each Party’s ongoing reporting of progress to the JSC in the normal course of business of the JSC. The information required to be updated and provided to the other Party at least annually includes, as applicable:
(a)	the progress of Development for the Licensed Compounds and Licensed Products in such each Party’s Respective Territory, and with respect to NextCure, measured against the Development Plan;
(b)	solely in the case of NextCure, for each Major Market Country where all required Regulatory Approvals have been obtained for the Licensed Products, at least ninety (90) Days prior to launch of a Licensed Product in such country or region, a summary of the Commercialization strategy and plan of NextCure in respect of the Licensed Product in such Major Market Country;
(c)	the Parties shall discuss the Annual Report and the progress of Commercialization activities in the NextCure Territory as measured against the Commercialization strategy and plan; and
(d)	each Party shall have the opportunity to ask questions about the other Party’s Annual Report and the other Party shall be reasonably available and, in any event, respond to such first Party’s questions within thirty (30) Days.
4.3	Regulatory Matters.
(a)	Regulatory Responsibilities; Ownership. Each Party will lead and have sole control and decision-making authority with respect to all regulatory activities related to the Licensed Products in its Respective Territory, including all applications for Regulatory Approvals in its Respective Territory; provided, however, that neither Party will conduct any regulatory activities in its Respective Territory that would materially adversely affect the regulatory activities of the Licensed Products in the other Party’s Respective Territory. Each Party will have the sole right to conduct all communications with Competent Authorities in the Respective Territory, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Licensed Products in its Respective Territory. Each Party shall have the right to review and provide comments on material regulatory materials related to the Licensed Products in the other Party’s Respective Territory unless prohibited by applicable law. Each Party will own any and all Regulatory Approvals and regulatory submissions for each Licensed Product in its Respective Territory, which will be held in the name of such Party or its designees. To the extent there are any Regulatory Approvals, regulatory submissions or the like for any Licensed Product in the NextCure Territory Controlled by Zaiming, Zaiming shall promptly and diligently convey or assign them to NextCure or its designees after NextCure initiates preparation for clinical activities for the respective Licensed Product in the NextCure Territory and after Zaiming’s receipt of the First Payment.
(b)	Data Sharing. Unless otherwise agreed by the Parties and subject to Section 4.3(d) (Adverse Event Reporting), on a quarterly basis, or upon an earlier request, each Party shall promptly provide the other Party with electronic copies (unless otherwise required by applicable laws) of all Data generated by or on behalf of such Party for any Licensed Compound or Licensed Product that is reasonably necessary for the purpose of such other Party, its Affiliates, or its or their Sublicensees seeking, obtaining or maintaining Regulatory Approval of the Licensed Products in the Field in the other Party’s Respective Territory, whether or not the receiving Party has or has filed an application for Regulatory Approval for such Licensed Compound or Licensed Product at the time of such Data sharing. Each Party also shall provide the other Party with copies of the final report generated in every clinical trial of any Licensed Product conducted by or on behalf of such Party, its Affiliates, or its or their Sublicensees, within thirty (30) Days after the completion of the final report. Upon reasonable request, each Party shall also provide the other Party with reasonable access to the underlying data and supporting documentation for such clinical trial reports. Disclosures under this Section 4.3(b) (Data Sharing) shall be treated as disclosures of Confidential Information and subject to the use and disclosure restrictions (and exceptions and authorizations) set forth in Article 8 (Confidential Information). All Data shall be provided in English, and if kept in another language, translated accurately into English before sharing. Notwithstanding anything to the contrary, a Party shall have no obligation to provide any Data to the other Party to the extent that any applicable law prohibits such Party from providing such Data to the other Party, provided that such Party shall use Commercially Reasonable Efforts to obtain all necessary approvals, licenses or exceptions and complete any necessary action to allow the other Party’s access to such Data.
(c)	Right of Reference. Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Approvals and related regulatory materials, including the drug master file (or any equivalent thereof outside the United States), for the Licensed Products in the Field submitted by or on behalf of such Party or its Affiliates or its Sublicensees, solely for the purpose of the other Party’s seeking, obtaining, supporting, and maintaining Regulatory Approvals for the Licensed Products in the other Party’s Respective Territory. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 4.3(c) (Right of Reference), and will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 4.3(c) (Right of Reference) and to give the other Party the benefit of the granting Party’s

Regulatory Approvals and related regulatory materials in the other Party’s Respective Territory as provided herein.
(d)	Adverse Event Reporting. No later than forty-five (45) Days after the submission of the first IND Application in the NextCure Territory (or the Effective Date, if later), NextCure and Zaiming shall develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to the Development and Commercialization of Licensed Products, such as safety data sharing and exchange, adverse events reporting, and prescription events monitoring rights and procedures as are conventional in the industry (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall (i) provide that (x) with respect to Zaiming Product, Zaiming shall hold and be responsible for the maintenance of the global safety database for Zaiming Product, and that Zaiming or NextCure, as applicable, shall hold and be responsible for the maintenance of a safety database for the purposes of regulatory reporting for clinical trials that such Party sponsors, and each Party shall be granted access to any safety database relating to the Zaiming Product held by the other Party; and (y) with respect to NextCure Product, NextCure shall hold and be responsible for the maintenance of the global safety database for the NextCure Product, and that Zaiming or NextCure, as applicable, shall hold and be responsible for the maintenance of a safety database for the purposes of regulatory reporting for clinical trials that such Party sponsors, and each Party shall be granted access to any safety database relating to the NextCure Product held by the other Party, (ii) provide that the sponsoring Party for a clinical trial shall be responsible for the safety reporting for the clinical trial and shall lead all pharmacovigilance activities for such trial, and (iii) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities.
4.4	Commercialization. Each Party shall lead and have sole control over and decision-making authority with respect to all aspects of Commercialization of the Licensed Products in its Respective Territory, subject to the terms and conditions of this Agreement. NextCure shall use Commercially Reasonable Efforts to Commercialize at least one Licensed Product for at least one Indication in each Major Market Country that NextCure has obtained the Regulatory Approvals to Commercialize such Licensed Product for such Indication. For the avoidance of doubt, if NextCure Commercializes only one Licensed Product in only one Indication in the U.S. and at least one other Major Market Country after its receipt of all Regulatory Approvals therefor in each such Major Market Country, NextCure will be deemed to have used Commercially Reasonable Efforts to Commercialize the Licensed Product hereunder. Further, failure to obtain Regulatory Approval to Commercialize in a Major Market Country is not dispositive of whether NextCure has used Commercially Reasonable Efforts as required by this Section 4.4 (Commercialization).
4.5	Medical Affairs. Each Party shall lead and have sole control over and decision-making authority with respect to all aspects of Medical Affairs of the Licensed Products in its Respective Territory, subject to the terms and conditions of this Agreement.

4.6	Non-Competition.
(a)	Non-Compete Covenant. During the Term of this Agreement, neither Party nor any of their respective Affiliates, shall Develop, Manufacture, Commercialize or otherwise Exploit, or enable, authorize, license or grant any right to any Third Party to Develop, Manufacture, Commercialize or otherwise Exploit (i) any Competing Product, or (ii) any Biosimilar of a Licensed Product.
(b)	Change of Control of a Party. In the event that either Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), the restrictions set forth in Section 4.6(a) (Non-Compete Covenant) shall not apply to (i) any activities that would otherwise constitute a breach of Section 4.6(a) (Non-Compete Covenant), including a Competing Product that is being Developed, Manufactured, Commercialized or otherwise Exploited (collectively, “Competing Activities”) by the Acquirer or its Affiliates (other than such Party or its Affiliates prior to such Change of Control) at the closing of the applicable transaction, or (ii) any Competing Activities undertaken by an Acquirer or its Affiliates (other than such Party or its Affiliates prior to such Change of Control) after closing of the Change of Control transaction, in each case of (i) and (ii) as long as (A) no Zaiming IP that is Confidential Information of Zaiming (with respect to a Change of Control of NextCure) or NextCure IP that is Confidential Information of NextCure (with respect to a Change of Control of Zaiming), are used in more than a de minimis fashion, by or on behalf of such Party undergoing the Change of Control or Acquirer, as applicable, and their respective Affiliates in connection with any subsequent Development, Manufacture, Commercialization or otherwise Exploitation of such Competing Product; and (B) such Party undergoing the Change of Control or Acquirer, as applicable, and their respective Affiliates institutes commercially reasonable safeguards to ensure the requirement set forth in the foregoing clause (A) is met, by ensuring that (1) no personnel of acquired Party or its Affiliates (immediately prior to the consummation of the transaction), including any employee, contractor or consultant of such acquired Party and its Affiliates, that are or were involved with any Development, Manufacturing or Commercializing or otherwise Exploitation activities under this Agreement shall be allowed to work on any Competing Activities; and (2) any Competing Activities will be conducted separately from any activities conducted under this Agreement, including the maintenance of separate lab notebooks and records and utilization of separate personnel.
4.7	Diversion. Subject to applicable law, Zaiming and NextCure each hereby covenants and agrees that (a) it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, Sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the internet or mail order, to any Third Party or to any address or internet protocol address or the like, in the other Party’s Respective Territory, and (b) it shall not engage, nor permit its Affiliates, licensees, Sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in the other Party’s Respective Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s Respective Territory. As between the Parties, nothing in this Section 4.7 (Diversion) will prevent either Party or its Affiliates or Sublicensees from undertaking, or having undertaken, any of the foregoing activities with respect to any Licensed Product in such Party’s Respective Territory.

4.8	Manufacturing and Supply.
(a)	Supply of Zaiming Product. Promptly following the Effective Date, and in no event later than sixty (60) Days following the Effective Date, the Parties shall negotiate in good faith and enter into a clinical supply agreement and related quality agreement on commercially reasonable terms (the “Supply Agreement”). Independent of the Parties’ efforts to finalize and execute the Supply Agreement, Zaiming will supply from existing stocks, by itself or through its CMO, the GMP grade Zaiming Product, at Zaiming’s cost, to NextCure for [***] patients enrolled in the first Phase 1 Clinical Trial of SIM0505 in the NextCure Territory (the “Initial Supply”), and will coordinate with NextCure to deliver applicable drug stocks of SIM0505 in the Initial Supply to a NextCure selected drug depot (or drug depot contractor) as soon as is practicable following the Effective Date (for clarity, without waiting for the execution of the Supply Agreement) to enable prompt initiation of such Phase 1 Clinical Trial in the NextCure Territory, for which Zaiming shall be responsible for arranging shipping permits at Zaiming’s own cost and expense and NextCure shall be responsible for arranging shipping and insurance therefor at NextCure’s own cost and expense. Zaiming guarantees that, as of the date of the delivery of the Initial Supply, such Initial Supply shall (a) have been Manufactured, packaged, handled, stored and shipped in accordance with, and shall conform to, the applicable product specifications (as reflected in the applicable IND), (b) have been Manufactured, packaged, handled, stored and shipped in compliance with all applicable laws including GMPs, (c) have been Manufactured free of any material that would cause the Initial Supply to be adulterated or misbranded within the meaning of applicable laws, and (d) have a shelf-life of no less than twelve (12) months. With respect to Development use of SIM0505 following the Initial Supply and prior to the Initiation of the first Registrational Trial of SIM0505, the Supply Agreement shall establish between the Parties a supply plan where Zaiming shall by itself or through its CMO Manufacture and supply NextCure with the Zaiming Product under FOB terms (Incoterms 2020) for NextCure to Develop in the NextCure Territory, with the supply prices being Zaiming’s cost of goods plus a ten percent (10%) mark-up, subject to annual adjustment at a rate no less than the inflation rate in the twelve (12) months immediately preceding the adjustment, for which NextCure shall be responsible for arranging shipping and insurance thereof, all at NextCure’s own cost and expense. NextCure shall bear any sales, use, excise, value added, transfer or other taxes or duties levied or assessed by any governmental authority on the transfer and sale of the Zaiming Compound and Zaiming Product to NextCure under this Section 4.8(a) (Supply of Zaiming Product) (including Initial Supply). Until the Supply Agreement is terminated for any reason, Zaiming, by itself, an Affiliate or its CMO, shall timely Manufacture and supply to NextCure all quantities of the Zaiming Compound and Zaiming Products necessary for NextCure to Develop the Zaiming Compound and Zaiming Products in the Field in accordance with the Supply Agreement.
(b)	Manufacturing Technology Transfer by Zaiming. At the request of NextCure, subject to the requirements of Upstream License of Zaiming (if any), Zaiming shall transfer to NextCure or the NextCure CMO all Zaiming Know-How related to Manufacturing technology, processes (including analytical methods for quality control or product characterization) and specifications, including all data, information, assets and other materials (including necessary cell banks and access to proprietary reagents) and GMP and shelf-life information relating thereto Controlled by Zaiming or its

Affiliates (or Third Party CMOs, to the extent Zaiming has the right to assign, transfer or sublicense such materials under its agreements with such Third Party CMOs; provided that Zaiming shall use good faith efforts to obtain such right), necessary or reasonably useful for NextCure or the NextCure CMO to Manufacture the Licensed Compounds and Licensed Products (the “Manufacturing Technology Transfer by Zaiming”) in accordance with a Manufacturing technology transfer plan to be agreed by the Parties. At the reasonable request of NextCure from time to time, Zaiming shall make its employees and consultants (including personnel of its Affiliates and Third Party CMOs) available to NextCure and the NextCure CMO to provide reasonable consultation and technical assistance in order to ensure an orderly transfer of such materials and technology to NextCure and the NextCure CMO and to assist NextCure and the NextCure CMO in the Manufacture of the Licensed Compounds or Licensed Products. NextCure shall reimburse any reasonable, documented Zaiming’s Third Party expenses and FTE costs exceeding one hundred (100) hours at Zaiming’s FTE rate pre-approved by NextCure for conducting activities under this Section 4.8(b) (Manufacturing Technology Transfer by Zaiming), within thirty (30) Days after receipt of each invoice therefor from Zaiming. The Parties shall start the Manufacturing Technology Transfer by Zaiming in accordance with the timelines set forth in the Manufacturing technology transfer plan, and each Party shall use Commercially Reasonable Efforts to achieve complete the Manufacturing Technology Transfer by Zaiming within the timelines set forth in the manufacturing technology transfer plan. For clarity, the Manufacturing Technology Transfer by Zaiming will be conducted once only with respect to a Zaiming Compound and Zaiming Product, regardless of whether to NextCure or the NextCure CMO, except in the case of material revisions to the Zaiming Product and/or process by Zaiming after the completion of the Manufacturing Technology Transfer by Zaiming in which case Zaiming shall provide NextCure with reasonable assistance as requested by NextCure at NextCure’s cost. Following the completion of the Manufacturing Technology Transfer by Zaiming and subject to Initial Supply set forth in Section 4.8(a) (Supply of Zaiming Product), NextCure shall be solely responsible to Manufacture or have Manufactured such Zaiming Compound and Zaiming Product, at NextCure’s own cost and expense. For the avoidance of doubt, NextCure shall have the sole right and sole control to Manufacture or have Manufactured all NextCure Compounds and NextCure Products for Development and Commercialization use by NextCure in the Field in the NextCure Territory, at NextCure’s own cost and expense. NextCure may Manufacture the Licensed Compounds and Licensed Products on its own or have one or more Third Parties designated by NextCure and reasonably acceptable to Zaiming, or with respect to a Third Party located in the Zaiming Territory, reasonably approved by Zaiming (each a “NextCure CMO”) to Manufacture the Licensed Compounds and Licensed Products solely to Exploit the Licensed Compounds and Licensed Products in the Field in the NextCure Territory (for clarity, including to conduct the clinical trial pursuant to Section 4.1(d) (NextCure Proposed MRCT) or non-clinical Development activities in the Zaiming Territory).
(c)	Manufacturing Technology Transfer by NextCure. At the request of Zaiming, subject to the requirements of Upstream License of NextCure (if any), NextCure shall transfer to Zaiming or the Zaiming CMO all NextCure Know-How related to Manufacturing technology, process, specifications, and all data, information, assets and other materials and GMP and shelf-life information relating thereto Controlled by NextCure or its Affiliates (or Third

Party CMOs, to the extent NextCure has the right to assign, transfer or sublicense such materials under its agreements with such Third Party CMOs; provided that NextCure shall use good faith efforts to obtain such right), necessary or reasonably useful for Zaiming or the Zaiming CMO to Manufacture the NextCure Compounds and NextCure Products (the “Manufacturing Technology Transfer by NextCure”) in accordance with a Manufacturing technology transfer plan to be agreed by the Parties. At the reasonable request of Zaiming from time to time, NextCure shall make its employees and consultants (including personnel of its Affiliates and Third Party CMOs) available to Zaiming and the Zaiming CMO to provide reasonable consultation and technical assistance in order to ensure an orderly transfer of such materials and technology to Zaiming and the Zaiming CMO and to assist Zaiming and the Zaiming CMO in the Manufacture of the NextCure Compounds or NextCure Products. Zaiming shall reimburse any reasonable, documented NextCure’s Third Party expenses and FTE costs exceeding one hundred (100) hours at NextCure’s FTE rate pre-approved by Zaiming for conducting activities under this Section 4.8(c) (Manufacturing Technology Transfer by NextCure), within thirty (30) Days after receipt of each invoice therefor from NextCure. The Parties shall start the Manufacturing Technology Transfer by NextCure in accordance with the timelines set forth in the Manufacturing technology transfer plan, and each Party shall use Commercially Reasonable Efforts to achieve complete the Manufacturing Technology Transfer by NextCure within the timelines set forth in the manufacturing technology transfer plan. For clarity, the Manufacturing Technology Transfer by NextCure will be conducted once only with respect to a NextCure Compound and NextCure Product, regardless of whether to Zaiming or the Zaiming CMO, except in the case of material revisions to the NextCure Product and/or process by NextCure after the completion of the Manufacturing Technology Transfer by NextCure in which case NextCure shall provide Zaiming with reasonable assistance as requested by Zaiming at Zaiming’s cost. Following the completion of the Manufacturing Technology Transfer by NextCure, Zaiming shall be solely responsible to Manufacture or have Manufactured such NextCure Compound and NextCure Product for Development and Commercialization use by Zaiming in the Field in the Zaiming Territory. Zaiming may Manufacture the Licensed Compounds and Licensed Products on its own or have one or more Third Parties designated by Zaiming and reasonably acceptable to NextCure, or with respect to a Third Party located in the NextCure Territory, reasonably approved by NextCure (each a “Zaiming CMO”) to Manufacture the Licensed Compounds and Licensed Products solely to Exploit the Licensed Compounds and Licensed Products in the Field in the Zaiming Territory (for clarity, including to conduct non-clinical Development activities in the NextCure Territory).
(d)	Without limiting Section 4.8(b) (Manufacturing Technology Transfer by Zaiming) or Section 4.8(c) (Manufacturing Technology Transfer by NextCure), at the request of a Party, the other Party shall, and shall cause its Affiliates or CMOs to transfer stable cell lines it uses to the requesting Party or its CMO, and supply culture medium and other raw materials to the requesting Party or its CMO on terms and conditions agreed upon by the Parties. Notwithstanding the foregoing, each Party shall be responsible for obtaining the licenses of all cell lines or other biological materials in connection with its and its Affiliates’ and Sublicensees’ Exploitation of the Licensed Product, and shall be solely responsible for all such fees and costs arising from such use of the cell line after the Effective Date; provided that NextCure shall be entitled to deduct the payments with respect to the licenses of all cell lines (including the proprietary materials for gene editing for cell lines) for the Licensed Products pursuant to Section 6.4(b) and Section 6.4(e).
(e)	Prior to the completion of Manufacturing Technology Transfer by NextCure pursuant to Section 4.8(c) (Manufacturing Technology Transfer by NextCure), with regard to the supply of any NextCure Products for Zaiming’s and its Affiliates’ and Sublicensees’ Development activities in the Zaiming Territory, within ninety (90) Days following Zaiming’s request, the Parties shall negotiate in good faith and enter into a clinical supply agreement and related quality agreement on commercially reasonable terms pursuant to which Zaiming may obtain clinical supply of the respective NextCure Product from NextCure or a NextCure CMO under FOB terms (Incoterms 2020) with the supply prices being NextCure’s cost of goods plus a ten percent (10%) mark-up, subject to annual adjustment at a rate no less than the inflation rate in the twelve (12) months immediately preceding the adjustment, for which Zaiming shall be responsible for arranging shipping and insurance thereof, all at Zaiming’s own cost and expense.
5.Governance
5.1	Formation and Purpose. NextCure and Zaiming will establish and convene a joint steering committee (the “Joint Steering Committee” or the “JSC”) promptly after the Effective Date. The JSC shall consist of representatives from each Party and operate by the procedures in accordance with this Article 5 (Governance). The purpose of the JSC shall be to provide a forum for the coordination, communication, and oversight of the Parties’ Development activities, and the JSC shall not have any decision-making authority outside of the scope contemplated herein.
5.2	JSC Membership. Within forty-five (45) Days after the Effective Date, each Party shall designate two (2) representatives for the JSC and be responsible for its representatives’ compliance with the terms of this Agreement and that each representative has agreed in advance to confidentiality, intellectual property ownership and assignment and non-use obligations at least as restrictive as those set forth herein. Each representative shall have the appropriate level of experience in the subject area of the JSC, and at least one representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JSC to fulfil its responsibilities. Either Party may designate a substitute for its JSC representatives if one of such Party’s designated representatives is unable to be present at a meeting so long as such substitutes are subject to the same obligations of confidentiality, intellectual property ownership and assignment and non-use as the formal representative. From time to time, each Party may replace its JSC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).
5.3	JSC Chairperson. Each Party shall designate one (1) of its representatives on the JSC to act as the co-chairperson. The co-chairperson shall be responsible for calling and convening meetings. The co-chairperson (or its designate) shall: (i) prepare and circulate an agenda reasonably in advance of each upcoming meeting; and (ii) prepare and issue minutes of the JSC meeting within thirty (30) Days thereafter. Such minutes shall not be finalized until each JSC representative reviews and approves such minutes in writing; provided that any minutes shall be deemed approved unless a JSC representative objects to the accuracy of such minutes within fifteen (15) Days after the circulation of the minutes.
5.4	Meetings.

(a)	Timing and Frequency. Unless otherwise agreed by the Parties, the JSC shall meet at least once each Calendar Quarter until such time as each Licensed Product currently being advanced by either Party has reached First Commercial Sale in one country in each of the NextCure Territory and the Zaiming Territory (applied mutandis mutatis). Additional meetings of the JSC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned), and as required under this Agreement. The JSC shall disband when both Parties (and their Affiliates and Sublicensees) cease all Development activities of the Licensed Compounds and Licensed Products under this Agreement.
(b)	Meeting Procedures. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC, including all travel and lodging.
5.5	Non-Member Participation. Additional non-members of the JSC having relevant experience may from time to time be invited to participate in a JSC meeting, provided that such participants shall have no voting rights or powers. Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if (a) such Party gives the other Party at least five (5) Days’ advance written notice of the identity of such non-member participant, and (b) such non-member participant is subject to and has agreed in advance to confidentiality, intellectual property ownership and assignment and non-use obligations at least as restrictive as those set forth in this Agreement.
5.6	JSC Responsibilities. The JSC’s responsibilities shall be to:
(a)	Discuss the Development Plan, Research Plan and discuss and approve all proposed material amendments and updates thereto;
(b)	Coordinate the technology transfer activities pursuant to Section 2.4 (Technology Transfer) or as otherwise set forth in the Research Plan or the Development Plan;
(c)	Discuss each proposed NextCure Program and any multi-center clinical trials for any Licensed Product and the other Party’s participation pursuant to Section 4.1(d) (NextCure Proposed MRCT) or Section 4.1(e) (Zaiming Proposed MRCT), as applicable;
(d)	Facilitate the exchange of Data and other information between the Parties related to the Development of the Licensed Products in their Respective Territory, including under the Development Plan or described in their Annual Reports;
(e)	Review, discuss, and coordinate the overall progress and timelines of the Development activities and regulatory activities for the Licensed Compounds and Licensed Products conducted by or on behalf of each Party, their Affiliates and their Sublicensees;
(f)	Review and discuss each Party’s clinical strategies and clinical plans of the Licensed Product;

(g)	Serve as the first forum to hear and resolve disputes in respect of Development matters;
(h)	Perform such other functions as appropriate to further the Development of the Licensed Compounds or Licensed Products, as determined by the Parties in writing; and
(i)	Convene and empower, and appoint representatives to, any subcommittee or working group of the JSC to address specific items of interest (e.g., clinical trial design, technology transfer and CMC activities, etc.).
5.7	JSC Decisions and Actions.
(a)	The Parties shall use good faith efforts to achieve consensus regarding any actions. If the JSC fails to reach agreement on a matter for which it has the authority to determine under Section 5.6 (JSC Responsibilities) within fifteen (15) Days after such matter was brought to the JSC for resolution, such disagreement shall be referred to the Senior Officers of the Parties for resolution, who shall use good faith efforts to meet and resolve such matter within thirty (30) Days after it is referred to them.
(b)	Deadlock. If the Senior Officers are unable to reach consensus on any such matter during such period, then (i) neither Party shall have the final decision-making authority with respect to any matters that raise bona fide material safety concerns or that reasonably would be expected to have a material adverse effect on the Development of the Licensed Compounds or the Licensed Products on a global basis (“Material Matters”), which may be referred by either Party to the expert panel pursuant to Section 5.7(c) (Expert Panel), and (ii) subject to subclause (i), each Party shall have the final decision-making authority with respect to all other matters primarily relating to its Respective Territory; provided, however, (x) that any amendment to the Research Plan or Development Plan by NextCure exercising its final decision-making authority shall not (A) require additional costs be borne by Zaiming unless NextCure agrees to reimburse such additional costs, (B) require Zaiming to conduct any activity for which Zaiming did not have (or could not obtain through the exercise of reasonable efforts) the appropriate expertise, personnel or other resources, (C) require Zaiming to perform any actions which are prohibited by Zaiming’s contractual obligations then in existence, or (D) require Zaiming to perform any actions within an unreasonable timeline; and (y) that any amendment to the Research Plan or Development Plan by Zaiming exercising its final decision-making authority shall not (A) require additional costs be borne by NextCure unless Zaiming agrees to reimburse such additional costs, (B) require NextCure to conduct any activity for which NextCure did not have (or could not obtain through the exercise of reasonable efforts) the appropriate expertise, personnel or other resources, (C) require NextCure to perform any actions which are prohibited by NextCure’s contractual obligations then in existence, or (D) require NextCure to perform any actions within an unreasonable timeline.
(c)	Expert Panel. If referred by either Party, a dispute on Material Matters shall be decided by a panel of three (3) independent Third Party experts, with one expert selected by each Party, and the third expert selected jointly by the two experts selected by the Parties. All such experts shall be independent of both Parties and shall have at least ten (10) years of experience in the worldwide Development, Manufacture and Commercialization of pharmaceutical products (or such other similar credentials as mutually agreed by the Parties). Within ten (10) Days after the expert panel has been selected, each Party will provide to the expert panel and the other Party a written report setting forth its position on the dispute. Each Party may update its own report within ten (10) Days after receiving the other Party’s report. If requested by the expert panel, each Party will make oral submissions based on its written report and each Party will have the right to be present during any such oral submissions. Within thirty (30) Days after receiving the last report or, if requested by the expert panel, the oral submissions, the expert panel will select one Party’s position on the referred dispute as its final decision. The expert panel will not have the authority to modify either Party’s position or to render any substantive decision other than to select one Party’s position on the dispute as set forth in such Party’s written report most recently submitted to the expert panel. The decision of the expert panel will be the Parties’ sole, exclusive and binding resolution of the referred dispute, and the expert panel’s decision will be deemed to be the mutual agreement by the Parties on the matter. The costs and fees of the expert panel will be shared equally by the Parties. Each Party will bear its own costs of participating in the proceeding. The Parties will use, and will direct the expert panel to use, Commercially Reasonable Efforts to resolve the referred dispute within sixty (60) Days after either Party requests such resolution. The status quo of such matter shall persist until the matter is resolved by such Third Party expert panel. For clarity, any dispute subject to this Section 5.7(c) (Expert Panel) shall not be eligible for resolution pursuant to Article 12 (Dispute Resolution).
5.8	Limitation of Authority. The JSC, each Party exercising its final decision making authority under Section 5.7(b) (Deadlock), and the expert panel rendering decisions pursuant to Section 5.7(c) (Expert Panel), shall only have the powers expressly assigned to it in this Article 5 (Governance) and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) impose any other obligations on either Party without the prior written consent of such Party.
6.Payments
6.1	Upfront Payments. As partial consideration of the license and rights granted under this Agreement by Zaiming solely with respect to the Zaiming Compound and Zaiming Products, NextCure shall make the upfront payments to Zaiming as follows:
(a)	No later than thirty (30) Days after the Effective Date, NextCure shall pay to Zaiming a one-time, non-refundable, non-creditable and non-cancellable cash payment of twelve million US Dollars ($12,000,000) (the “First Payment”).
(b)	No later than ninety (90) Days after the earlier to occur of (i) the first achievement of a Qualifying Financing Event following the Effective Date or (ii) December 31, 2025, NextCure shall pay to Zaiming a one-time, non-refundable, non-creditable and non-cancellable cash payment of five million US Dollars ($5,000,000).
(c)	No later than thirty (30) Days after Initiation of the first Phase 2 Clinical Trial for any Zaiming Product, NextCure shall issue to Zaiming shares of fully-paid and non-assessable Common Stock of NextCure, in an amount calculated by dividing (x) one million US Dollars ($1,000,000) by (y) the volume-weighted average price per share of Common Stock for each of the thirty (30) trading days prior to and ending on the date of Initiation of the first Phase 2 Clinical Trial, as reported by the Nasdaq Stock Market, which shall be issued pursuant to the terms and conditions of the Equity Agreement. If in both Parties’ reasonable determination either (i) Zaiming is unable to lawfully receive such Common Stock, or (ii) NextCure cannot lawfully issue such Common Stock (including without first obtaining any required shareholder or regulator approvals), then in lieu of issuing such Common Stock, NextCure shall pay to Zaiming a one-time, non-refundable, non-creditable and non-cancellable cash payment of one million US Dollars ($1,000,000) within thirty (30) Days after such determination or, alternatively, shall issue such shares of Common Stock up to amount mutually agreed by the Parties as being a lawful amount for both Zaiming to receive and NextCure to issue and pay the balance as a one-time, non-refundable, non-creditable, and non-cancellable cash payment in US Dollars. Further, if NextCure assigns this Agreement in its entirety to a Third Party pursuant to Section 13.3(b) or partially to a Third Party acquirer with respect to the Zaiming Product pursuant to Section 13.3(c) before NextCure’s obligation under this Section 6.1(c) becomes due, then in lieu of NextCure issuing such Common Stock under this Section 6.1(c), the assignee of NextCure shall pay to Zaiming a one-time, non-refundable, non-creditable and non-cancellable cash payment of one million US Dollars ($1,000,000) no later than thirty (30) Days after Initiation of such first Phase 2 Clinical Trial for any Zaiming Product.
6.2	Development Milestones. Subject to the terms and conditions set forth in this Agreement, as partial consideration of the license and rights granted under this Agreement by Zaiming with respect to the Zaiming Compound and Zaiming Product, or the NextCure Compound and NextCure Product, as applicable, NextCure shall pay to Zaiming the following one-time, non-refundable, non-creditable and non-cancellable payments set forth in the table immediately below (each a “Development Milestone Payment”) for the first achievement by NextCure or its Affiliates or Sublicensees, of the development milestone events (each a “Development Milestone Event”) for each different Licensed Product in the Field in the NextCure Territory.
Development Milestone Event	Payment (US Dollars, “M” = millions)
	Zaiming Product	NextCure Product
Initiation of the first Phase 1 Clinical Trial for any Indication	[***]	[***]
Initiation of the first Phase 2 Clinical Trial for any Indication	[***]	[***]
Initiation of the first Registrational Trial for the Indication of [***] *	[***]	[***]
Initiation of the first Phase 3 Clinical Trial for any Indication	[***]	[***]
Submission of the first BLA to any Competent Authority for the Indication of [***]	[***]	[***]

Development Milestone Event	Payment (US Dollars, “M” = millions)
	Zaiming Product	NextCure Product
BLA approval by the FDA	[***]	[***]
MAA approval by the EMA or a Competent Authority in any Major Market Country in Europe	[***]	[***]
Regulatory Approval in Japan by the PMDA	[***]	[***]

* For clarity, when the Development Milestone Event “Initiation of the first Registrational Trial for the Indication of [***]” is first achieved for a Zaiming Product, if any of the Development Milestone Events “Initiation of the first Phase 1 Clinical Trial for any Indication”, “Initiation of the first Phase 2 Clinical Trial for any Indication” or “Initiation of the first Phase 3 Clinical Trial for any Indication” has not previously been achieved for the same Zaiming Product, such Development Milestone Event shall be deemed to have been achieved for such Zaiming Product, and the corresponding Development Milestone Payments shall become payable.

(a)	A re-labelling or reformulation (including co-formulation with Other Components) of the same Licensed Compound present in a first Licensed Product into a second Licensed Product, where NextCure has already paid the respective Development Milestone Payment for such first Licensed Product, is not achievement of that respective milestone by a “different” Licensed Product for purposes of this Section 6.2 (Development Milestones), and therefore shall not trigger a second Development Milestone Payment due to the second Licensed Product. Further, for clarity no payment set forth in this Section 6.2 (Development Milestones) shall be payable more than once no matter how many times an applicable Licensed Product achieves the same Development Milestone Event.
(b)	NextCure shall notify Zaiming in writing upon the first achievement, in respect of a Licensed Product, by or on behalf of NextCure or its Affiliate or Sublicensee, of each of the Development Milestone Events no later than thirty (30) Days of NextCure’s knowledge of achievement thereof; provided that in any event, such notice must be provided with forty-five (45) Days following achievement of each Development Milestone Event. Within thirty (30) Days of receipt of an appropriate invoice from Zaiming, NextCure shall pay the applicable Development Milestone Payment due because of such achievement of the corresponding Development Milestone Event.
(c)	In the event that the Development Milestone Event regarding a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial is skipped but the subsequent Development Milestone Event is achieved, the Development Milestone Payment for the Development Milestone Event that was skipped shall be paid concurrently with and in addition to the Development Milestone Payment for the subsequent Development Milestone Event.
6.3	Sales Milestones. Subject to the terms and conditions set forth in this Agreement, as further partial consideration of the license and rights granted under this Agreement by Zaiming with respect to the Zaiming Compound and Zaiming Product, or the NextCure

Compound and NextCure Product, as applicable, in the event that the Annual Net Sales made by or on behalf of a Selling Entity for a respective Licensed Product in the NextCure Territory in a given Calendar Year first exceeds a threshold as set forth in the table immediately below (each a “Sales Milestone Event”), NextCure shall pay to Zaiming the following one-time, non-refundable, non-creditable and non-cancellable milestone payments (each a “Sales Milestone Payment”).
Sales Milestone Event	Payment (US Dollars, M = millions)
	Zaiming Product	NextCure Product
Annual Net Sales of Licensed Product exceeds [***]	[***]	[***]
Annual Net Sales of Licensed Product exceeds [***]	[***]	[***]
Annual Net Sales of all Licensed Product exceeds [***]	[***]	[***]
Annual Net Sales of all Licensed Product exceeds [***]	[***]	[***]

(a)	No payment set forth in this Section 6.3 (Sales Milestones) shall be payable more than once no matter how many times an applicable Licensed Product achieves the same Sales Milestone Event. Sales of all Licensed Products containing the same Licensed Compound (including re-labelling or reformulations thereof, including co-formulations with Other Components) shall be counted together for purposes of determining the applicable Annual Net Sales for any Sales Milestone Event thresholds in this Section 6.3 (Sales Milestones). For clarity, the total maximum potential amount payable to Zaiming under this Section 6.3 (Sales Milestones) is five hundred thirty-five million US Dollars ($535,000,000).
(b)	In the event that in a given Calendar Year more than one Sales Milestone Event is achieved, NextCure shall pay to Zaiming each separate Sales Milestone Payment with respect to each Sales Milestone Event that is achieved in such Calendar Year.
(c)	NextCure shall notify Zaiming in writing upon the first achievement by or on behalf of NextCure or its Affiliate or Sublicensee of each Sales Milestone Event no later than thirty (30) Days after the end of the applicable Calendar Quarter in which such Sales Milestone Event is achieved. No later than thirty (30) Days of receipt of an appropriate invoice from Zaiming, NextCure shall pay the applicable payment due because of such achievement of the corresponding Sales Milestone Event.
6.4	Royalty Payments. Subject to the terms and conditions of this Agreement (including this Section 6.4 (Royalty Payments) and Section 6.5 (Royalty Reports)), as further partial consideration of the license and rights granted under this Agreement by Zaiming with respect to the Zaiming Compound and Zaiming Product, or the NextCure Compound and NextCure Product, as applicable, on a Licensed Product-by-Licensed Product basis, NextCure shall pay to Zaiming royalties in respect of Annual Net Sales of such Licensed Product that occur during the Royalty Term for such Licensed Product at the royalty rate set forth in the chart below.
Annual Net Sales Threshold	Royalty Rate
	Zaiming Product	NextCure Product
Portion of Annual Net Sales that is less than or equal to [***]	[***]	[***]
Portion of Annual Net Sales that is greater than [***] but less than or equal to [***]	[***]	[***]
Portion of Annual Net Sales that is greater than [***] but less than or equal to [***]	[***]	[***]
Portion of Annual Net Sales that is greater than [***]	[***]	[***]

(a)	Concurrent with the Royalty Report pursuant to Section 6.5 (Royalty Reports), NextCure shall pay to Zaiming royalties calculated pursuant to this Section 6.4 (Royalty Payments). Sales of all Licensed Products containing the same Licensed Compound (including re-labelling or reformulations thereof, including co-formulations with Other Components) shall be counted together for purposes of determining the applicable Annual Net Sales for any royalty rate thresholds in this Section 6.4 (Royalty Payments).
(b)	Subject to Section 6.4(e), on a Licensed Product-by-Licensed Product and country-by-country basis, (i) in the event that NextCure enters into an agreement with a Third Party to obtain a license under a Patent Right (or such Patent Right concurrently with other relevant Intellectual Property Rights in the same agreement) owned or controlled by such Third Party that is necessary or reasonably useful to Exploit a Licensed Product in a country in the NextCure Territory, then royalties due for the Net Sales of such Licensed Product in such country hereunder shall be reduced by [***] percent [***] of the amounts actually paid to such Third Party in respect of such agreement, and (ii) in the event that NextCure obtains licenses of any cell lines (including proprietary materials for the gene editing for cell lines) in connection with its and its Affiliates’ and Sublicensees’ Exploitation of the Licensed Product in a country in the NextCure Territory, then royalties due for the Net Sales of such Licensed Product in such country hereunder shall be reduced by [***] percent [***] of the amounts actually paid to a Third Party in respect of such licenses.
(c)	Subject to Section 6.4(e), on a Licensed Product-by-Licensed Product and country-by-country basis in the NextCure Territory, if during any Calendar Quarter in the applicable Royalty Term for a Licensed Product, such Licensed Product is not Covered by any Valid Claim of any Patent Rights in the Zaiming Patent Rights in such country in the NextCure Territory at the time of such sale, then the royalties due for the Net Sales of such Licensed Product in such country for such Calendar Quarter hereunder shall be reduced by [***] percent [***].
(d)	Subject to Section 6.4(e), on a Licensed Product-by-Licensed Product and country-by-country basis, if (x) during any Calendar Quarter in the Royalty Term, any Biosimilar Entry occurs in a country in the NextCure Territory with respect to a Licensed Product, and (y) the unit volume of all Biosimilars to such Licensed Product that are sold by Third Parties in such country is equal to or exceeds [***] percent [***] of the combined unit volume of such Licensed Product and such Biosimilar sold in such country during such Calendar Quarter, then, the royalties due for the Net Sales of such Licensed Product in such country for such Calendar Quarter hereunder shall be reduced by [***] percent [***] for such Calendar Quarter.
(e)	In no event, however, will royalties payable to Zaiming under this Agreement for each Licensed Product in a given country in a given Calendar Quarter be reduced cumulatively by more than [***] percent [***] of the royalty amount that would otherwise have been payable to Zaiming for such Licensed Product in such country in such Calendar Quarter, by reason of the deductions and reductions set forth in Sections 6.4(b)-(d).
6.5	Royalty Reports. Within sixty (60) Days following the end of each Calendar Quarter after the First Commercial Sale of a Licensed Product in the NextCure Territory, NextCure shall provide Zaiming with a report (“Royalty Report”) containing the following information for the applicable Calendar Quarter on a Licensed Product-by-Licensed Product and country-by-country basis: the amount of gross sales of the Licensed Product in the NextCure Territory, an itemized calculation of Net Sales in the NextCure Territory showing deductions provided for in the definition of “Net Sales,” a calculation of the royalty payment due on such sales (on an aggregate and not on a sale-by-sale basis), an accounting of the number of units of the Licensed Product sold, the exchange rate for each country in which the Licensed Product was sold, the application of the reductions, if any, made in accordance with the royalty reduction provisions of Section 6.4 (Royalty Payments) and other information mutually agreed by the Parties.
6.6	Payments and Taxes. All sums due under this Agreement:
(a)	unless otherwise agreed by the Parties, shall be paid in US Dollars to the account notified by the payee Party to the payor Party, and in the case of Net Sales received in a currency other than US Dollars, the royalty shall be calculated in the other currency and then converted into equivalent US Dollars at the buying rate of such other currency, as quoted by Bloomberg as at the close of business on the last Business Day of the reporting period with respect to which the payment is made; and
(b)	shall be made without deduction of income tax or other taxes, charges, or duties of any kind whatsoever that may be imposed, except insofar as a Party is required by applicable laws to withhold tax from the payment to the other Party. If a Party is required by applicable laws to withhold tax from a payment to the other Party under this Agreement, then the Party who is making the payment shall: (i) deduct such tax from the payment made to the other Party; (ii) timely pay the withheld taxes to the proper taxing authority; and (iii) promptly send proof of payment to the other Party and certify the receipt of the payment by the taxing authority. Prior to the imposition of any withholding tax on a payment under this Agreement, the Party making the payment that is subject to the withholding shall inform the other Party of its obligation to withhold tax and the Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid such withholding taxes and to obtain double taxation relief under any applicable income tax treaty or otherwise. The Party required by applicable laws to make any such withholding, shall provide the other Party with all such certificates or other documents to enable the Parties to obtain a refund of such withheld taxes and any appropriate relief from double taxation of the payment in question. The Parties agree to cooperate in good faith with one another and use reasonable efforts to eliminate or reduce any VAT in respect of any payments made by a Party to the other Party under this Agreement, to the extent permitted by applicable law. All payments under this Agreement are exclusive of VAT other than any VAT imposed by the tax authority in the country where the payee locates, if any, which shall be borne by the payee. If any VAT is required in respect of any payments under applicable law (other than as imposed by the tax authority in the country where the payee locates), the payor will pay VAT at the applicable rate in respect of any such payments following the receipt of a valid VAT invoice in the appropriate form issued by the payee in respect of those payments, such VAT to be payable on the later of the due date of the payments to which such VAT relates and thirty (30) Days after the receipt by the payor of the applicable valid invoice relating to that VAT payment. The payor will not be responsible for any penalties and interest resulting from the failure by the payee to collect (if not included on a valid VAT invoice) or remit any such VAT. Notwithstanding anything to the contrary, if as a result of any action by a Party, including assignment, any change in such Party’s tax residency, or any failure on the part of such Party to comply with applicable laws (including filing or record retention requirements), incremental taxes are imposed that were not otherwise applicable, then such Party shall be solely responsible for the amount of such incremental taxes.
(c)	Audit. NextCure shall, and shall procure each Selling Entity to, maintain complete and accurate records in sufficient detail to permit Zaiming to confirm the accuracy of the calculation of royalties, milestones, and other payments payable to Zaiming under this Agreement. Upon reasonable prior notice, but not more than once per Calendar Year, except in cases where the audit is for reasonable cause (which shall be described in writing in the prior notice), such records shall be available during regular business hours for a period of five (5) years from the end of the Calendar Year to which they pertain for examination, at the expense of Zaiming by an independent certified public accountant selected by Zaiming and reasonably acceptable to NextCure, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished by NextCure pursuant to this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) Days from the accountant’s report, plus interest, as set forth in Section 6.6(d) (Late Payment) from the original due date. Any amounts shown to have been overpaid shall be refunded within thirty (30) Days from the accountant’s report. Zaiming shall bear the full cost of such audit unless such audit discloses an underpayment by NextCure of more than five percent (5%) of the amount due, in which case NextCure shall bear the cost of such audit. The audit rights in this Section 6.6(c) (Audit) shall survive the Term for five (5) years. Once a particular Calendar Year has been audited, that Calendar Year may not be audited again, unless such audit is conducted for reasonable cause.
(d)	Late Payment. All payments due to a Party hereunder shall be made in US Dollars by wire transfer of immediately available funds into an account designated by the receiving Party. If a Party does not receive payment of any sum due to it on or before the due date, such payment will bear interest from the due date until the date of payment at the per annum rate of the lesser of: (i) [***] percent [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law.

6.7	No Third Party Payments. As between the Parties, Zaiming shall be fully and solely responsible for any and all payments to any Upstream Licensors of Zaiming under the Upstream Licenses of Zaiming applicable to the Zaiming Compound or the Zaiming ADC Platform Technology incorporated into any NextCure Compounds to the extent such Upstream Licenses of Zaiming exist as of the Effective Date, including Manufacturing costs, milestone payments and royalty payments payable thereof.
6.8	Blocked Payments. If, by reason of applicable law or other Force Majeure in any country or region, it becomes impossible or illegal for NextCure to transfer, or have transferred on its behalf, any payments to Zaiming, then NextCure will promptly notify Zaiming of the conditions preventing such transfer and, per the request of Zaiming, such payments shall be deposited (in the relevant local currency) to the credit of Zaiming in a recognized banking institution that is designated by Zaiming; provided that such arrangements do not violate applicable law.
7.Intellectual Property
7.1	Ownership of Arising IP.
(a)	Ownership will follow inventorship for all Arising IP, with inventorship being determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Arising IP invented solely by or on behalf of Zaiming or any of its Affiliates will be solely owned by Zaiming or any of its Affiliates (“Zaiming Arising IP”). Arising IP invented solely by or on behalf of NextCure or any of its Affiliates will be solely owned by NextCure or any of its Affiliates (“NextCure Arising IP”). Arising IP invented jointly by Zaiming or any of its Affiliates and NextCure or any of its Affiliates will be jointly owned by both Parties (“Joint Arising IP”). Notwithstanding the foregoing, (i) NextCure shall solely own all Arising IP claiming a composition of matter that is a NextCure Compound and such Arising IP shall be deemed as NextCure Arising IP, and Zaiming agrees to assign, and hereby presently assigns, all right and title it has to such Arising IP to NextCure; and (ii) Zaiming shall solely own all Arising IP to the extent directed to the specific linker, the specific payload, or the specific linker-payload combination, in each case, incorporated into any Zaiming Compound or NextCure Compound, including composition, structure, manufacture, modifications, or any method of use thereof (“Zaiming Platform Improvement”) and such Arising IP shall be deemed as Zaiming Arising IP, and NextCure agrees to assign, and hereby presently assigns, all right and title it has to such Zaiming Platform Improvement to Zaiming.
(b)	Each Party will promptly disclose to the other Party any Arising IP solely or jointly owned by the other Party that is developed, created, conceived, or reduced to practice by or on behalf of such Party or any of its Affiliates or Sublicensees during the Term, in any event within thirty (30) Days, after becoming aware of such Arising IP. Each Party will obligate any employees, Sublicensees, and Third Party contractors to assign all Arising IP to such Party so that each Party can comply with its obligations under this Section 7.1 (Ownership of Arising IP), and each Party will promptly obtain such assignment.
(c)	Each Party will have an undivided one-half (1/2) interest in and to the Joint Arising IP. Each Party, for itself and on behalf of any of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Arising IP. Subject to Section 2.1 (License Grants to NextCure) and Section 2.2 (License Grants to Zaiming), each Party is entitled to practice the Joint Arising IP for all purposes on a worldwide basis and to license such Joint Arising IP on a non-exclusive basis through multiple tiers without consent of the other Party (where consent is required by applicable law, such consent is deemed hereby granted) and without accounting to the other Party.
7.2	Filing of Product-Specific Patent Rights. As promptly as reasonably practicable and where reasonably practical, Zaiming shall file, in consultation with NextCure and in coordination with NextCure’s counsel (in each case in good faith), appropriate patent applications, including divisionals, continuations or other appropriate filings so as to create separate Zaiming Product-Specific Patent Rights in NextCure Territory. Zaiming shall provide NextCure with drafts of such filings sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for NextCure to review and comment thereon in consultation with Zaiming, and Zaiming shall implement all reasonable comments it receives from NextCure thereon. As promptly as reasonably practicable and where reasonably practical, NextCure shall file, in consultation with Zaiming and in coordination with Zaiming’s counsel (in each case in good faith), appropriate patent applications, including divisionals, continuations or other appropriate filings, so as to create separate NextCure Product-Specific Patent Rights in Zaiming Territory. NextCure shall provide Zaiming with drafts of such filings sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Zaiming to review and comment thereon in consultation with NextCure, and NextCure shall implement all reasonable comments it receives from Zaiming thereon.
7.3	Prosecution and Maintenance.
(a)	NextCure Prosecuted Patents. As between the Parties, NextCure will have the first right, but not the obligation, to file, prosecute and maintain (including to conduct and control any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) (i) all Zaiming Product-Specific Patent Rights in the NextCure Territory and (ii) Patent Rights within Joint Arising IP in the NextCure Territory (collectively, “NextCure Prosecuted Patents”), and NextCure will be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. Within ninety (90) Days following the Effective Date, NextCure will assume the responsibility for the preparation, filing, prosecution and maintenance of all NextCure Prosecuted Patents and Zaiming will cooperate to facilitate an orderly transition of responsibility to NextCure. NextCure will keep Zaiming reasonably informed of the status of NextCure Prosecuted Patents and will promptly provide Zaiming with material correspondence received from any patent authorities in connection therewith. In addition, NextCure will promptly provide Zaiming with drafts of all proposed material filings and correspondence to any patent authorities with respect to NextCure Prosecuted Patents for Zaiming’s review and comment prior to the submission of such proposed filings and correspondence. NextCure will notify Zaiming of any decision to cease prosecution or maintenance of any NextCure Prosecuted Patent in any country. NextCure will provide such notice at least thirty (30) Days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such NextCure Prosecuted Patent. In such event, NextCure shall permit Zaiming, at its discretion and expense, to continue prosecution or maintenance of such NextCure Prosecuted Patent in such country.
(b)	Zaiming Prosecuted Patents. As between the Parties, Zaiming will have the first right, but not the obligation, to file, prosecute and maintain (including to conduct and control any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) (i) Zaiming Product-Specific Patent Rights in the Zaiming Territory, (ii) NextCure Product-Specific Patent Rights in the Zaiming Territory and (iii) Patent Rights within Joint Arising IP in the Zaiming Territory (collectively, “Zaiming Prosecuted Patents”), and Zaiming will be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. Zaiming will keep NextCure reasonably informed of the status of Zaiming Prosecuted Patents and will promptly provide NextCure with material correspondence received from any patent authorities in connection therewith. In addition, Zaiming will promptly provide NextCure with drafts of all proposed material filings and correspondence to any patent authorities with respect to Zaiming Prosecuted Patents for NextCure’s review and comment prior to the submission of such proposed filings and correspondence. Zaiming will notify NextCure of any decision to cease prosecution or maintenance of any Zaiming Prosecuted Patent in any country, in which case Zaiming will provide such notice at least 30 Days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Zaiming Prosecuted Patent. In such event, Zaiming shall permit NextCure, at its discretion and expense, to continue prosecution or maintenance of such Zaiming Prosecuted Patent in such country.
(c)	Other Patents. Notwithstanding the foregoing, as between the Parties, Zaiming shall have the sole right, but not the obligation, to file, prosecute and maintain (including to conduct and control any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) all Zaiming Patent Rights other than Zaiming Product-Specific Patent Rights, including any Patent Rights claiming Zaiming Platform Improvement (“Zaiming Platform Patents”) anywhere in the world. For clarity, NextCure shall have no right to review, comment on, or otherwise influence the filing, prosecution or maintenance of any Zaiming Platform Patents, but Zaiming shall keep NextCure reasonably informed of Zaiming’s status and strategy in the filing, prosecution or maintenance of Zaiming Platform Patents to the extent applicable to the NextCure Products or the Zaiming Products.
(d)	Cooperation. Each Party will provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution and maintenance efforts under this Section 7.3 (Prosecution and Maintenance), including providing any necessary powers of attorney and access to relevant persons and executing all required documentation for such prosecution.
7.4	Patent Enforcement.
(a)	Notification. Each Party will promptly notify the other Party of (i) any infringement, misappropriation, or other violation by a Third Party of any of the Zaiming IP or NextCure IP in the Field in the NextCure Territory or Zaiming Territory of which it becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions of any of the Zaiming Patent Rights or NextCure Patent Rights (collectively, “Third Party Infringement”); and (ii) any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement or any request for declaratory judgment, or similar action alleging non-infringement of any of the Zaiming Patent Rights or NextCure Patent Rights.
(b)	NextCure Prosecuted Patents. As between the Parties, NextCure will have the first right, but not the obligation, to bring and control any legal action in connection with any such Third Party Infringement or a request for declaratory judgment with respect to any NextCure Prosecuted Patents in NextCure Territory at its expense as it reasonably determines appropriate (including deciding on any litigation strategy), including (i) if appropriate, naming Zaiming as a party in suit, (ii) deciding which NextCure Prosecuted Patents will be enforced or defended in such a legal action and how such enforcement or defenses shall be pursued, and (iii) subject to the Zaiming’s consent (not to be unreasonably withheld, conditioned, or delayed), settling any such legal action. If NextCure fails to bring any action or proceeding with respect to, or to terminate, such Third Party Infringement, (x) within one-hundred-and-twenty (120) Days following the notice of alleged infringement or (y) prior to thirty (30) Days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Zaiming shall have the right, upon written approval of NextCure (such approval not to be unreasonably withheld, conditioned or delayed), to bring and control any such action at its expense and by counsel of its own choice, and NextCure shall have the right, at its expense, to be represented in any such action by counsel of its own choice.
(c)	Zaiming Prosecuted Patents. As between the Parties, Zaiming will have the sole right, but not the obligation, to bring and control any legal action in connection with any such Third Party Infringement with respect to any Zaiming Prosecuted Patents in Zaiming Territory at its expense as it reasonably determines appropriate (including deciding on any litigation strategy), including (i) if appropriate, naming NextCure as a party in suit, (ii) deciding which Zaiming Prosecuted Patents will be enforced or defended in such a legal action and how such enforcement or defenses shall be pursued, and (iii) subject to the NextCure’s consent (not to be unreasonably withheld, conditioned, or delayed), settling any such legal action. Zaiming shall keep NextCure reasonably informed of Zaiming’s status in the enforcement of any Zaiming Prosecuted Patents.
(d)	Cooperation. Each Party shall provide to the Party bringing a legal action in connection with Third Party Infringement under Section 7.4(b) (NextCure Prosecuted Patents) or Section 7.4(c) (Zaiming Prosecuted Patents) (the “Enforcing Party”) reasonable assistance in any such action, at such Enforcing Party’s request and expense, including to be named in such action if required by applicable laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The other Party shall be entitled to separate representation in such matter by counsel of its own choice and at its expense, but such Party shall at all times cooperate reasonably with the Enforcing Party. The Enforcing Party shall not enter into any settlement admitting the invalidity of the applicable Patent Rights that it brought under Section 7.4(b) (NextCure Prosecuted Patents) or Section 7.4(c) (Zaiming Prosecuted Patents), or otherwise altering, diminishing, or in derogation of the other Party’s rights under this Agreement, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.
(e)	Expenses and Recoveries. Any recoveries resulting from such an action relating to a claim of Third Party Infringement brought under Section 7.4(b) (NextCure Prosecuted Patents) or Section 7.4(c) (Zaiming Prosecuted Patents) shall be first applied proportionally against payment of each Party’s costs and expenses in connection therewith. If NextCure brought such action, any remainder will be retained by (or if received by Zaiming, paid to) NextCure; provided, however, that any portion of such remainder that is attributable to lost profits with respect to a Licensed Product shall be subject to a royalty payment to Zaiming as if such portion was Net Sales under this Agreement; and if Zaiming brought such action, any remainder shall be retained by (or if received by NextCure, paid to) Zaiming.
(f)	Enforcement of Zaiming Platform Patents. As between the Parties, Zaiming will have the sole right, but not the obligation, to bring and control any legal action in connection with any infringement with respect to any Zaiming Platform Patents anywhere in the world at its expense as it reasonably determines appropriate (including deciding on any litigation strategy), and any recoveries or monetary awards resulting from such enforcement shall belong solely to Zaiming. For clarity, NextCure shall have no right to review, comment on, or otherwise influence the enforcement of any Zaiming Platform Patents, but Zaiming shall keep NextCure reasonably informed of Zaiming’s status in the enforcement of any Zaiming Platform Patents to the extent applicable to the Licensed Products.
7.5	Defense.
(a)	Each Party shall promptly notify the other Party in writing after becoming aware of any claim alleging that the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product infringes, misappropriates, or otherwise violates any Patent Rights, Know-How, or other Intellectual Property Rights of any Third Party (“Infringement Claim”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice. Without limiting the foregoing, each Party shall, within ten (10) Business Days after such Party’s receipt thereof, provide the other Party with copies of all notices received by such Party relating to any Infringement Claim.
(b)	As between the Parties, each Party shall have the sole right, but not the obligation, to defend, settle, or otherwise take actions with respect to, any Infringement Claim arising from such Party’s, its Affiliates’ or Sublicensees’ activities; provided that, neither Party shall agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would diminish in any material respect the rights or interests of the other Party under this Agreement. The defending Party shall keep the other Party reasonably informed on the status of such defense action, and the other Party shall, at defending Party’s expense, (i) provide reasonable support to defending Party upon the defending Party’s reasonable request; and (ii) have the right, but not the obligation, to participate or be separately represented in such defense action at its sole option and expense.
7.6	Patent Listings. As between the Parties, NextCure shall have the sole right to make all filings with Competent Authorities in the NextCure Territory with respect to the NextCure Prosecuted Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book or Purple Book and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Zaiming shall (i) provide NextCure a correct and complete list of all Zaiming Product-Specific Patent Rights and other information necessary or reasonably useful to enable NextCure to make such filings with Competent Authorities and (ii) cooperate with NextCure’s reasonable requests in connection therewith, including executing any documents, meeting any submission deadlines, in each case (i) and (ii), to the extent required or permitted by applicable law. As between the Parties, Zaiming shall have the sole right to make all filings with Competent Authorities in the Zaiming Territory with respect to the Zaiming Prosecuted Patents and Zaiming Platform Patents. NextCure shall (x) provide Zaiming a correct and complete list of all NextCure Product-Specific Patent Rights and other information necessary or reasonably useful to enable Zaiming to make such filings with Competent Authorities and (y) cooperate with Zaiming’s reasonable requests in connection therewith, including executing any documents, meeting any submission deadlines, in each case (x) and (y), to the extent required or permitted by applicable law.
7.7	Product Marks. Each Party will have the right to Commercialize the Licensed Products in its Respective Territory using trademarks, logos, and trade names that it determines appropriate, which may vary by region or within a region (“Product Marks”); provided, however, that the Product Mark used by or on behalf of either Party shall not be confusingly similar to the other Party’s existing trademark, logo and trade name, unless otherwise agreed by Parties. Each Party will solely own all rights, title, and interests in and to any Product Marks adopted for use with the Licensed Products in its Respective Territory, including all goodwill related thereto, and will be responsible for the registration, filing, maintenance and enforcement of such Product Marks in its Respective Territory.
7.8	Further Assurances. If requested by either Party, the other Party shall execute without delay such formal licenses, assignments, or powers of attorney as may be necessary or appropriate for registration with patent offices and other relevant authorities of the rights granted under this Agreement. In the event of any conflict in meaning between any such license, assignment or power of attorney and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible.
8.Confidential Information
8.1	Confidentiality Obligations. Except as provided in this Article 8 (Confidential Information), each Receiving Party shall:
(a)	keep the Confidential Information of the Disclosing Party secret and confidential at all times;

(b)	not disclose or permit the disclosure of any Confidential Information of the Disclosing Party, in whole, in part, or in summary, to any person, except as expressly permitted by this Agreement;
(c)	take reasonable steps necessary to prevent the unauthorized disclosure or use of any of the Confidential Information of the Disclosing Party;
(d)	not use the Confidential Information of the Disclosing Party or permit it to be used, in whole or in part, for any purpose other than performance of the obligations and enjoyment of the rights granted under this Agreement; and
(e)	inform the Disclosing Party immediately if it becomes aware of the possession, use or knowledge of any of the Confidential Information of the Disclosing Party by a Third Party, and to provide any assistance in relation to such unauthorised possession, use or knowledge that the Disclosing Party may reasonably require.
8.2	Exceptions. Information of a Disclosing Party will not be considered Confidential Information to the extent that the Receiving Party can prove by means of reasonable written evidence:
(a)	was known to the Receiving Party prior to disclosure by the Disclosing Party and at its free disposal;
(b)	is or becomes publicly known other than as a result of breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed the Confidential Information of the Disclosing Party;
(c)	is received by the Receiving Party from a Third Party lawfully entitled to make the disclosure without restrictions on the Receiving Party’s rights to disclose or use; or
(d)	is developed by any of the Receiving Party’s Representatives without use of or knowledge of, the Confidential Information of the Disclosing Party;

except that the above exceptions do not extend to circumstances where the Confidential Information is specific, does not fall within the above exceptions, and is embraced by more general information which does fall within the above exceptions.

8.3	Disclosure Required by Law. The Receiving Party will not be in breach of its obligations under this Agreement to the extent that it is required to disclose Confidential Information of the Disclosing Party by law (provided, in the case of a disclosure under any freedom of information legislation, that the exemptions under that legislation do not apply) or order of a court or other public body or Competent Authority that has jurisdiction over it (including applicable national securities exchange regulations or listing requirements), provided that, to the extent reasonably possible before making such a disclosure, the Receiving Party shall, to the extent it is legally permitted to do so:
(a)	inform the Disclosing Party of the proposed disclosure as soon as possible, and if possible before the court or other public body orders the disclosure;
(b)	take into account reasonable requests of the Disclosing Party in relation to such disclosure;

(c)	ask (or permit the Disclosing Party to ask as appropriate) the court or other public body to treat such Confidential Information as confidential; and
(d)	permit the Disclosing Party to make representations to the court or other public body in respect of the disclosure or confidential treatment of such Confidential Information.
8.4	Permitted Disclosure. Notwithstanding the obligations set forth in Section 8.1 (Confidentiality Obligations), a Receiving Party may disclose the Disclosing Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:
(a)	For (i) the filing and prosecution of any Patent Rights in accordance with this Agreement; or (ii) regulatory submissions and other filings with Competent Authorities, as necessary for the Exploitation of the Licensed Compounds or Licensed Products as contemplated by this Agreement.
(b)	For disclosure of the Confidential Information of the Disclosing Party to (i) those of its Representatives who reasonably require such access in connection with the performance of the obligations and enjoyment of the rights granted under this Agreement, and (ii) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors, or lenders (including in connection with any royalty factoring transaction), in both cases (i) and (ii), (A) have been informed of the confidential nature of such Confidential Information, the Disclosing Party’s interest in such Confidential Information, and the provisions of this Agreement, and have been instructed to comply with the applicable provision of Article 8 (Confidential Information) of this Agreement; and (B) are bound by legally binding confidentiality obligations to the Receiving Party on terms that are no less onerous than those set out in this Agreement, and which extend to such Confidential Information. The Receiving Party shall ensure that all those Representatives or other recipients who have access to the Confidential Information of the Disclosing Party comply with the provisions of this Agreement, and the Receiving Party shall be liable to the Disclosing Party for any acts or omissions of any such Representative or other recipients, that would, if effected by the Receiving Party, constitute a breach of this Agreement.
8.5	Public Announcement. Except as set forth in Section 8.9 (Press Release), neither Party shall make, nor permit any person to make, any public announcement, whether oral or written, concerning this Agreement that is not previously disclosed or otherwise in the public domain, or make any use of the name, symbol, trade mark, trade name or logo of the other Party or its Affiliates without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).
8.6	Publications. Each Party shall ensure that any and all intended publications or presentations in respect of Licensed Compounds and Licensed Products to be made public, shall not disclose the other Party’s Confidential Information and shall be disclosed to the other Party for review at least thirty (30) Days prior to any submission or other public disclosure of such publication or presentation. The publishing Party shall consider in good faith any comments thereto provided by the other Party. If the other Party determines that the publication contains its Confidential Information or patentable subject matter, the publishing Party agrees to (i) postpone publication or presentation of such presentation for an additional sixty (60) Days to permit the filing of a patent application, and (ii) remove any and all of the other Party’s Confidential Information from the proposed publication if requested by the other Party.

8.7	Disclosure of Results. During the Term, either Party or any of its Affiliates may publish or have published information about clinical trials related to the Licensed Products conducted by or on behalf of such Party, including the Results of such clinical trials; provided that (a) the Party intending to make such publication shall disclose such intended publication to the other Party for review at least thirty (30) Days prior to any submission or other public disclosure of such publication or presentation; (b) the publishing Party shall consider in good faith any comments thereto provided by the other Party; and (c) if the other Party reasonably determines that the publication contains its Confidential Information or patentable subject matter, the publishing Party agrees to (i) postpone publication or presentation of such presentation for an additional sixty (60) Days to permit the filing of a patent application, and (ii) remove any and all of the other Party’s Confidential Information from the proposed publication if requested by the other Party.
8.8	Use of Name. Neither Party shall use the name of the other Party in any public disclosure, publicity or advertising involving the existence of this Agreement or its subject matter without the prior written approval of the other Party, unless otherwise permitted under this Article 8 (Confidential Information).
8.9	Press Release. The Parties have agreed on a joint press release announcing this Agreement to be issued by the Parties on the Effective Date or such date and time as may be agreed by the Parties, which is attached as Schedule 8.9 (Press Release). No other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 8.3 (Disclosure Required by Law), Section 8.4 (Permitted Disclosures), Section 8.5 (Public Announcement) or Section 8.7 (Disclosure of Results).
8.10	Subsequent Disclosures. Once information under this Agreement has been disclosed in accordance with this Article 8 (Confidential Information), subsequent disclosures of the same or similar information shall not require the notification or consent of the other Party.
9.Representations and Warranties
9.1	Mutual Representations and Warranties. NextCure and Zaiming each represents and warrants to the other, as of the Effective Date, as follows:
(a)	Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
(b)	Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) in any material respect, any agreement to which such Party is bound, (ii) any requirement of any applicable law, or (iii) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.
(c)	Binding Agreement. The Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or in equity).
(d)	No Conflicts. It is not under any obligation, contractual or otherwise, to any person that conflicts with the terms of this Agreement.
(e)	Necessary Rights. Each Party has all the necessary rights, title and interest to grant the licenses hereunder.
(f)	No Debarment. Neither Party nor any of its Affiliates (i) has ever been debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of a crime for which an entity or person could be debarred under 21 U.S.C. §335a; (ii) has ever been under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335a; or (iii) or any of its personnel has been disqualified or is subject of a notice to disqualify as an investigator.
9.2	Additional Representations and Warranties of Zaiming. Zaiming further represents and warrants to NextCure, as of the Effective Date, as follows:
(a)	Zaiming Patent Rights. (i) All Zaiming Patent Rights in existence as of the Effective Date are listed in Schedule 1.1(jjjj), (ii) all such listed Zaiming Patent Rights have been and are being prosecuted and maintained diligently in the respective patent offices or other applicable governmental authorities in accordance with applicable law and Zaiming or its Affiliates are not in arrears with respect to any applicable fees in connection therewith, (iii) all inventor assignments with respect to inventions claimed or described in the Zaiming Patent Rights have been executed as necessary at each respective patent offices or applicable governmental authorities in accordance with applicable laws, and (iv) all issued Zaiming Patent Rights as of the Effective Date are, to Zaiming’s Knowledge, valid and enforceable.
(b)	No Claims. There are no claims, judgments or settlements against Zaiming pending, or to Zaiming’s Knowledge, threatened that invalidate or seek to invalidate any Zaiming Patent Rights. To Zaiming’s Knowledge, use of the Zaiming Know-How and Zaiming Patent Rights by NextCure in accordance with the terms of this Agreement, including NextCure’s further research, Development, Manufacturing or Commercialization or other Exploitation of Licensed Compounds and Licensed Products does not infringe on, misappropriate or violate the rights of any Third Party, including any Third Party Intellectual Property Rights.
(c)	No Conflict. Zaiming has not granted any right, license or interest in or to the Zaiming IP that is inconsistent with the licenses and rights granted to NextCure under this Agreement.
(d)	Ownership. Zaiming or its Affiliate, as applicable, is the sole and exclusive owner or otherwise Controls the Zaiming IP, and, in each case, has the ability to grant to NextCure the licenses and rights granted to NextCure under this Agreement, and such ownership is free and clear of all encumbrances, security interests, options and licenses. To Zaiming’s Knowledge, NextCure shall not be obligated to pay any payments to any Third Party to receive and exercise the licenses granted by Zaiming under the Zaiming IP hereunder.

(e)	Completeness. The Zaiming IP hereunder represents all of the Intellectual Property Rights that are Controlled by Zaiming or its Affiliates and are necessary or useful (i) for the research, Development, Manufacture and Commercialization or other Exploitation of the Zaiming Compounds or Zaiming Products in the Field in the NextCure Territory (or with respect to Development and Manufacturing, worldwide); or (ii) to use Zaiming ADC Platform Technology for the research, Development, Manufacture and Commercialization or other Exploitation of the NextCure Compounds or NextCure Products in the Field in the NextCure Territory (or with respect to Development and Manufacturing, worldwide).
(f)	No Litigation. There is no claim, action, suit, proceeding, complaint or investigation pending before any court or administrative office or agency or, currently threatened against Zaiming or any of its Affiliates, with respect to any of the Zaiming IP.
(g)	No Third Party Infringement. Zaiming has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Zaiming IP nor have any such proceedings been threatened by Zaiming. To Zaiming’s Knowledge, no person or entity is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the Zaiming IP.
(h)	Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, Zaiming who have been involved in the creation or development of Zaiming IP are obligated to assign to Zaiming or its Affiliate, as applicable, their rights in and to any inventions arising out of their work at Zaiming with respect to Zaiming IP, either pursuant to written agreement or by operation of law.
(i)	Public or Philanthropic Funding. None of the Zaiming IP were supported in whole or in part by funding or grants by any governmental agency or philanthropic or charitable organization in any manner that would impose an obligation on NextCure, its Affiliates or any Sublicensee hereunder.
(j)	Disclosure. All information Zaiming has made available to NextCure relating to the Licensed Compounds is true and correct. Zaiming has not disclosed, failed to disclose, or caused to be disclosed, any materials or other information that would reasonably be expected to cause the information that has been disclosed to be misleading.
(k)	Confidentiality. Zaiming has used Commercially Reasonable Efforts to protect the confidentiality of those parts of the Zaiming IP that constitute confidential or proprietary information of Zaiming.
(l)	Upstream Licenses. As of the Effective Date, there is no Upstream License of Zaiming.
9.3	Zaiming Covenant.
(a)	During the Term, Zaiming shall remain in compliance in all material respects with each Upstream License of Zaiming and shall not amend, modify, terminate, or waive compliance with (or consent to any of the foregoing) any material provision of any Upstream License of Zaiming in a manner that would adversely affect NextCure’s rights under this Agreement or increases or generates any new payment or other obligation under any Upstream License of Zaiming that would apply to NextCure, except with NextCure’s prior consent (not to be unreasonably withheld, delayed or conditioned). If Zaiming receives notification of any alleged breach of any Upstream License of Zaiming that, if an uncured actual breach, would give rise to the right of the relevant Upstream Licensor of Zaiming to terminate the relevant Upstream License of Zaiming, then Zaiming will promptly notify NextCure in writing of such alleged breach. If Zaiming or its Affiliate is the cause of the breach, then Zaiming shall use all reasonable efforts to cure such breach during the relevant cure period under the applicable Upstream License of Zaiming.
(b)	It will not, and will cause its Affiliates not to, incur or permit to exist any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other obligation with respect to the Zaiming IP which is or would be inconsistent with the terms and conditions of, including the grant of rights to NextCure under this Agreement, nor shall Zaiming assign its right, title or interest in or to any of Zaiming IP to any Third Party, unless assignment is subject to the licenses and other rights granted to NextCure under this Agreement.
9.4	Additional Representations and Warranties of NextCure. NextCure further represents and warrants to Zaiming, as of the Effective Date, as follows:
(a)	NextCure Patent Rights. (i) All NextCure Patent Rights in existence as of the Effective Date are listed in Schedule 1.1(ddd), (ii) all such listed NextCure Patent Rights have been and are being prosecuted and maintained diligently in the respective patent offices or other applicable governmental authorities in accordance with applicable law and NextCure or its Affiliates are not in arrears with respect to any applicable fees in connection therewith, (iii) all inventor assignments with respect to inventions claimed or described in the NextCure Patent Rights have been executed as necessary at each respective patent offices or applicable governmental authorities in accordance with applicable laws, and (iv) all issued NextCure Patent Rights as of the Effective Date are, to NextCure’s Knowledge, valid and enforceable.
(b)	No Claims. There are no claims, judgments or settlements against NextCure pending, or to NextCure’s Knowledge, threatened that invalidate or seek to invalidate any NextCure Patent Rights. To NextCure’s Knowledge, use of the NextCure Know-How and NextCure Patent Rights by Zaiming in accordance with the terms of this Agreement with respect to NextCure Antibody intended to be comprised in NextCure Compounds and NextCure Products, including Zaiming’s further research, Development, Manufacturing or Commercialization or other Exploitation of NextCure Compounds and NextCure Products does not infringe on, misappropriate or violate the rights of any Third Party with respect to NextCure Antibody intended to be comprised in NextCure Compounds and NextCure Products, including any Third Party Intellectual Property Rights.
(c)	No Conflict. NextCure has not granted any right, license or interest in or to the NextCure IP that is inconsistent with the licenses and rights granted to Zaiming under this Agreement.
(d)	Ownership. NextCure or its Affiliate, as applicable, is the sole and exclusive owner or otherwise Controls the NextCure IP, and, in each case, has the ability to grant to Zaiming the licenses and rights granted to Zaiming under this

Agreement, and such ownership is free and clear of all encumbrances, security interests, options and licenses.
(e)	No Litigation. There is no claim, action, suit, proceeding, complaint or investigation pending before any court or administrative office or agency or, currently threatened against NextCure or any of its Affiliates, with respect to any of the NextCure IP.
(f)	No Third Party Infringement. NextCure has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any NextCure IP nor have any such proceedings been threatened by NextCure. To NextCure’s Knowledge, no person or entity is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the NextCure IP.
(g)	Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, NextCure who have been involved in the creation or development of NextCure IP are obligated to assign to NextCure or its Affiliate, as applicable, their rights in and to any inventions arising out of their work at NextCure with respect to NextCure IP, either pursuant to written agreement or by operation of law.
(h)	Public or Philanthropic Funding. None of the NextCure IP were supported in whole or in part by funding or grants by any governmental agency or philanthropic or charitable organization in any manner that would impose an obligation on Zaiming, its Affiliates or any Sublicensee hereunder.
(i)	Disclosure. All information NextCure has made available to Zaiming relating to the NextCure Antibodies is true and correct. NextCure has not disclosed, failed to disclose, or caused to be disclosed, any materials or other information with respect to the NextCure Antibodies that would reasonably be expected to cause the information that has been disclosed to be misleading.
(j)	Confidentiality. NextCure has used Commercially Reasonable Efforts to protect the confidentiality of those parts of the NextCure IP that constitute confidential or proprietary information of NextCure.
(k)	Upstream Licenses. All Upstream License of NextCure existing as of the Effective Date are set forth in Schedule 1.1(cccc). No written notice of default or termination has been received or given by NextCure or its Affiliates under any Upstream License of NextCure, and to its Knowledge, there is no act or omission by NextCure or its Affiliates that would provide a right to terminate any Upstream License.
9.5	NextCure Covenant.
(a)	During the Term, NextCure shall remain in compliance in all material respects with each Upstream License of NextCure and shall not amend, modify, terminate, or waive compliance with (or consent to any of the foregoing) any material provision of any Upstream License of NextCure in a manner that would adversely affect Zaiming’s rights under this Agreement or increases or generates any new payment or other obligation under any Upstream License of NextCure that would apply to Zaiming, except with Zaiming’s prior consent (not to be unreasonably withheld, delayed or conditioned). If NextCure receives notification of any alleged breach of any Upstream License of

NextCure that, if an uncured actual breach, would give rise to the right of the relevant Upstream Licensor of NextCure to terminate the relevant Upstream License of NextCure, then NextCure will promptly notify Zaiming in writing of such alleged breach. If NextCure or its Affiliate is the cause of the breach, then NextCure shall use all reasonable efforts to cure such breach during the relevant cure period under the applicable Upstream License of NextCure.
(b)	It will not, and will cause its Affiliates not to, incur or permit to exist any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other obligation with respect to the NextCure IP which is or would be inconsistent with the terms and conditions of, including the grant of rights to Zaiming under this Agreement, nor shall NextCure assign its right, title or interest in or to any of NextCure IP to any Third Party, unless assignment is subject to the licenses and other rights granted to Zaiming under this Agreement.
9.6	Debarment. If, during the Term, a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Licensed Compounds and Licensed Products: (i) is or will be debarred or convicted of a crime for which a person could be debarred under 21 U.S.C. §335a; (ii) is or will be under indictment for a crime for which a person could be debarred under 21 U.S.C. §335a; or (iii) has committed a wrongful act for which FDA would have grounds for invoking the Application Integrity Policy (AIP), then such Party shall immediately notify the other Party of same in writing.
9.7	Compliance with Anti-Corruption Laws. Notwithstanding anything to the contrary in the Agreement, each Party hereby covenants to each other that:
(a)	in connection with this Agreement, it shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, and any local financial reporting requirements for investigator and site payments relating to anti-bribery acts, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, the PRC Criminal Law and all other similar applicable laws in respect of anti-corruption in the PRC, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively “Anti-Corruption Laws”);
(b)	it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;
(c)	it shall, on request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or shall provide details of any exception to the foregoing; and

(d)	it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 9.5 (Compliance with Anti-Corruption Laws), and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 9.5 (Compliance with Anti-Corruption Laws). Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.
9.8	EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 9 (REPRESENTATIONS AND WARRANTIES) OR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 9 (REPRESENTATIONS AND WARRANTIES), EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. THE PARTIES UNDERSTAND THAT THE LICENSED COMPOUNDS AND LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND NEITHER PARTY CAN ASSURE THAT ANY LICENSED COMPOUND OR LICENSED PRODUCT CAN BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED.
10.Liability
10.1	No Limitation on Certain Liabilities. Nothing in this Agreement shall exclude or limit, or purport to exclude or limit, a Party’s liability in the case of:
(a)	breach of Section 4.6 (Non-Competition) or Article 8 (Confidential Information);
(b)	fraud or fraudulent misrepresentation;
(c)	death or personal injury resulting from its gross negligence; or
(d)	any other matter in respect of which it would be unlawful to exclude or restrict liability.
10.2	Limitation of Liabilities. Subject to Section 10.1 (No Limitation on Certain Liabilities), neither Party nor any of its Affiliates shall be liable in contract, tort, negligence, breach of statutory duty or otherwise to the other Party for any consequential, incidental, special, punitive, exemplary or indirect loss or damage, loss of profits, loss of business or loss of goodwill arising out of this Agreement, except to the extent any such losses or damages are required to be paid as part of a Claim for which either Party provides indemnification under Section 10.3 (Indemnification).

10.3	Indemnification.
(a)	By NextCure. NextCure shall indemnify, defend, and hold harmless Zaiming and its Affiliates and their respective officers, directors, employees and agents (the “Zaiming Indemnitees”), from and against any and all losses, liability, damages, costs, infringement, or expenses of any kind or nature (including reasonable attorneys’ fees, expert witness fees, and court costs) payable to any Third Party (“Losses”) arising with respect to any claims, suits, demands, judgments or causes of action (collectively, “Claims”) brought against a Zaiming Indemnitee by a Third Party arising out of or relating to (i) the Exploitation of any Licensed Compound and Licensed Product by NextCure or its Affiliates or its or their Sublicensees or subcontractors in the NextCure Territory as permitted under this Agreement, (ii) a breach of any of NextCure’s representations, warranties, or obligations under this Agreement, (iii) the wilful misconduct or gross negligence of NextCure or any of its Affiliates, or (iv) violation of applicable law by NextCure or any of its Affiliates, in each case, save to the extent that Zaiming is obligated to indemnify NextCure Indemnitees pursuant to Section 10.3(b) (By Zaiming).
(b)	By Zaiming. Zaiming shall indemnify, defend, and hold harmless NextCure and its Affiliates and their respective officers, directors, employees and agents (the “NextCure Indemnitees”), from and against all Losses arising with respect to Claims brought against a NextCure Indemnitee by a Third Party arising out of or relating to (i) the Exploitation of any Licensed Compound and Licensed Product by Zaiming or its Affiliates or its or their licensees or subcontractors anywhere in the world prior to the Effective Date, or in the Zaiming Territory after the Effective Date, (ii) a breach of any of Zaiming’s representations, warranties, or obligations under this Agreement, (iii) the wilful misconduct or gross negligence of Zaiming or any of its Affiliates, or (iv) violation of applicable law by Zaiming or any of its Affiliates, in each case, save to the extent that NextCure is obligated to indemnify Zaiming Indemnitees pursuant to Section 10.3(a) (By NextCure).
(c)	For the purposes of this Agreement, the term “Indemnitee” shall refer to an Zaiming Indemnitee or a NextCure Indemnitee, as applicable. The indemnifying party under this Agreement shall be referred to as, the “Indemnifying Party”.
10.4	Indemnification Procedure. Where an Indemnitee seeks indemnification pursuant to Section 10.3 (Indemnification), the Indemnitee shall provide prompt written notice to the Indemnifying Party of the assertion or commencement of any such Claim. The Indemnifying Party shall have the right to assume the defence of any such claim and shall not be liable for settlement of any claim effected without its written consent. The Indemnitee shall provide all assistance and information reasonably required by the Indemnifying Party, at such Indemnifying Party’s sole expense. The Indemnitee shall:
(a)	not make any admission of liability, conclude any agreement in relation to such liability or make any compromise with any person, body or authority in relation to such liability without the prior written consent of the Indemnifying Party; and
(b)	have the right to participate in (but not control) the defence of a claim and to retain its own counsel in connection with such claim at its own expense.

10.5	Insurance. Each Party shall obtain and maintain such types and amounts of insurance as is normal and customary for it to cover its activities under this Agreement, and will upon request by the other Party, provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto.
11.Term and Termination
11.1	Term. The term of this Agreement shall commence on the Effective Date and shall continue on a country-by-country basis until the expiration of each Royalty Term in each country (unless earlier terminated in accordance with Section 11.2 (Termination) or by operation of law) (“Term”). Upon expiry of the Royalty Term in respect of a country and a Licensed Product, all licenses granted to NextCure hereunder in respect of such Licensed Product and such country shall become perpetual, irrevocable, and fully paid in the Field.
11.2	Termination.
(a)	Termination for Material Breach. Either Party may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis, at any time by notice in writing to the other Party, such notice to take effect ninety (90) Days (or with respect to any payment obligation, forty-five (45) Days, “Cure Period”) from receipt of such notice if such other Party is in material breach of this Agreement. Such termination will not be effective if the breaching Party promptly commences actions to cure such breach and thereafter diligently continues such actions and cures such breach during such Cure Period after such notice. If an allegedly breaching Party disputes the existence or materiality of such material breach or the cure of such breach in good faith, then the Cure Period set forth in this Section 11.2(a) (Termination for Material Breach) shall be tolled during the period that the alleged material breach is being disputed in accordance with Sections 12.1 (Disputes) through 12.3 (Long Form Arbitration) of this Agreement, until the dispute is finally resolved. After the date that the dispute has been finally resolved, the Cure Period shall resume. For the avoidance of doubt, if the material breach by the breaching Party described in the notice of such material breach pertains to one or more Licensed Products, then the non-breaching Party may terminate this Agreement solely with respect to the applicable Licensed Products to which such breach pertains. Solely for the purpose of this Article 11 (Term and Termination), all Zaiming Products shall be deemed as one single Licensed Product, and all NextCure Products shall be deemed as one single Licensed Product.
(b)	Termination for Insolvency or Cessation of Business. To the extent permitted by applicable law, either Party may terminate this Agreement in its entirety if:
(i)	the other Party becomes insolvent, or is unable to pay its debts as they mature;
(ii)	an order is made, or a resolution is passed for the winding up of such other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction);
(iii)	a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of such other Party’s assets or business; or

(iv)	the other Party seeks relief or if proceedings are commenced against the other Party, or on its behalf, under any bankruptcy, insolvency or debtors’ relief law and those proceedings have not been vacated or set aside within thirty (30) Days after the commencement of those proceedings.
(c)	Termination for Convenience by NextCure. NextCure may terminate this Agreement for convenience upon (A) ninety (90) Days prior written notice to Zaiming, if such notice is sent prior to the Initiation of the first Registrational Trial of any Licensed Product, or (B) one hundred eighty (180) Days prior written notice to Zaiming, if such notice is sent after to the Initiation of the first Registrational Trial of any Licensed Product. In addition, NextCure may terminate this Agreement partially according to the notice periods in the preceding sentence for convenience with respect to either all NextCure Products or all Zaiming Products.
(d)	Termination by Zaiming.
(i)	Termination for Convenience by Zaiming. Zaiming may terminate this Agreement for convenience with respect to all NextCure Compounds and NextCure Products in the Zaiming Territory, upon (x) ninety (90) Days prior written notice to NextCure, if such notice is sent prior to the Initiation of the first Registrational Trial of any NextCure Product, or (y) one hundred eighty (180) Days prior written notice to NextCure, if such notice is sent after the Initiation of the first Registrational Trial of any NextCure Product.
(ii)	Termination for Patent Challenge. In the event that NextCure or any of its Affiliates or Sublicensees institutes, prosecutes or otherwise actively and voluntarily participates in (or in any way actively and voluntarily aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Zaiming Patent Right is invalid, unenforceable or otherwise not patentable or would not be infringed by NextCure’s or its Affiliates’ or Sublicensees’ Exploitation of a Licensed Compound or a Licensed Product (collectively, a “Patent Challenge”), then Zaiming shall have the right to terminate this Agreement in its entirety upon sixty (60) Days’ written notice. Notwithstanding the foregoing, Zaiming will not have the right to terminate this Agreement under this Section 11.2(d)(ii) (Termination for Patent Challenge), if prior to expiry of such sixty (60)-Day period, (A) NextCure or its relevant Affiliate or Sublicensee has filed a motion to withdraw or dismiss such action or otherwise withdraws or dismisses such action, (B) in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that NextCure or its Affiliate or its Sublicensee does not have the power to unilaterally withdraw or cause to be withdrawn, NextCure and its Affiliates cease assisting any other party to such Patent Challenge and, to the extent NextCure or any of its Affiliates or Sublicensee is a party to such Patent Challenge, it withdraws from such Patent Challenge within such period, or (C) for any Patent Challenge by any Sublicensee of NextCure, NextCure terminates such

Sublicense. Furthermore, (x) any Patent Challenge asserted as a defence or counterclaim to an action first brought by Zaiming or any of its Affiliates or Sublicensees against NextCure or any of its Affiliates or Sublicensees, (y) a request for re-examination filed by NextCure of such Zaiming Patent Right or re-issuance of such Zaiming Patent Right after giving prior notice to Zaiming, to the extent that such actions are reasonably necessary or desirable to ensure adequate protection for Licensed Products; or (z) a Patent Challenge necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law, request or order, in each case, will not give rise to a right to terminate this Agreement by Zaiming under this Section 11.2(d)(ii) (Termination for Patent Challenge).
(iii)	Termination for Cessation of Development. Zaiming will have the right to terminate this Agreement with respect to the Zaiming Products upon thirty (30) Days’ written notice if, prior to obtaining the first Regulatory Approval in the NextCure Territory for any Zaiming Product, NextCure, its Affiliates and its Sublicensees have not carried out any material Development activities with respect to all Zaiming Products for more than [***] (“Cessation Period”), provided that such lack of activity was not (a) by written agreement of the Parties, or (b) due to reasons outside NextCure’s control, which may include (i) action by a Competent Authority in the NextCure Territory with respect to any Zaiming Product (such as a clinical hold, or a recall or withdrawal); (ii) as imposed by a Competent Authority or caused by inactivity of a Competent Authority; (iii) as required by applicable laws or as a result of a change in applicable law; (iv) as a result of a Force Majeure event; (v) due to the occurrence of a serious adverse event in relation to any Zaiming Product; (vi) as a result of a failure to obtain clinical supply of any Zaiming Product due to a shortage of materials or a failure by a Third Party contract manufacturing organization to provide such clinical supply in a timely manner; or (vii) caused directly by Zaiming, a Zaiming’s Affiliate, or a Zaiming’s Sublicensee, and, in each case ((i) through (vii)), solely to the extent not due to NextCure’s fault. Notwithstanding the foregoing, NextCure shall have an opportunity to cure such cessation of activities during such thirty (30)-Day period by NextCure, its Affiliate or its Sublicensee conducting Development activities with respect to any Zaiming Product and providing written confirmation thereof to Zaiming; and provided that such opportunity to cure shall only apply one time.
11.3	Rights in Bankruptcy.
(a)	The Parties agree that this Agreement constitutes an executory contract under Section 365 of Chapter 11 the United States Code as amended (the “Code”) for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar applicable laws in any other country. The Parties further agree that NextCure, or Zaiming, as applicable as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its protections, rights, and elections under the Code, including under Section 365(n) of the Code, and any similar applicable laws in any other country.

(b)	All rights, powers, and remedies of a licensee Party provided for in this Article 11 (Term and Termination) are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including under the Code and any similar applicable laws in any other country). The Parties agree that they intend the following rights of a licensee Party to extend to the maximum extent permitted by law, including, for purposes of the Code in the event of a bankruptcy case of the licensor Party under the Code or any similar insolvency proceeding under any similar applicable laws, in each case subject to the licensee Party’s election to retain its rights as a licensee under Section 365(n) of the Code (or such similar applicable laws) and this Agreement, including continuing payments as provided thereby or hereunder: (i) the right of a complete duplicate or access to, as appropriate, any Zaiming IP or NextCure IP, as applicable (including all embodiments thereof), or, if any such Zaiming IP or NextCure IP, as applicable (or embodiments thereof) are not already in the licensor Party’s possession, any Third Party with whom the licensor Party contracts to perform an obligation of the licensor Party under this Agreement which is necessary for the Exploitation of the Licensed Compounds or Licensed Products in the Field; (ii) the right to contract directly with any Third Party described in paragraph (i) to complete the contracted work; and (iii) the right to cure any breach of the licensor Party under any such agreement with a Third Party if the licensor Party becomes incapable of curing, or refuses in writing to cure any such breach and the right to set off or recoup the costs thereof against amounts payable to the licensor Party under this Agreement.
11.4	NextCure Alternative Remedies. In the event that Zaiming materially breaches Section 4.6 (Non-Competition) of this Agreement with respect to one or more Licensed Products and due to which NextCure would have the right to terminate this Agreement pursuant to Section 11.2(a) (Termination for Material Breach), NextCure shall have the option, exercised in its sole discretion upon written notice to Zaiming, in lieu of exercising such termination right, effective as of the date on which NextCure delivers such written notice, to have the following terms and conditions apply: (a) the Cessation Period under Section 11.2(d)(iii) (Termination for Cessation of Development) with respect to the applicable Licensed Product shall immediately be extended from [***] to [***]; (b) reduce the amount of any [***] under this Agreement for such Licensed Product to which such breach pertains by [***]; and (c) solely to the extent that the applicable Licensed Product is a NextCure Product, have Zaiming’s license rights under Section 2.2 (License Grants to Zaiming) with respect to the NextCure Product terminate and further have all of Zaiming’s Development and Commercialization rights to such NextCure Product in the Zaiming Territory be transferred to NextCure (subject to NextCure accepting the obligation to make royalties and Sales Milestone Payments (as modified by this Section 11.4 (NextCure Alternative Remedies)) to Zaiming for any Net Sales achieved by or on behalf of NextCure in the Zaiming Territory with respect to such NextCure Product, and for the purposes of this scenario, the NextCure Territory with respect to NextCure Product shall be deemed to be worldwide). For the avoidance of doubt, except as set forth in this Section 11.4 (NextCure Alternative Remedies), if NextCure exercises the alternative remedy set forth above in this Section 11.4 (NextCure Alternative Remedies), then all rights and obligations of the Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party pursuant to this Agreement, provided that such alternative remedy shall be NextCure’s sole and exclusive remedy for monetary damages for such material breach that originally gave rise to NextCure’s right to terminate this Agreement and in lieu of such termination or any other remedy available to NextCure with respect to such material breach.

11.5	Effect of Termination. Upon termination of this Agreement, the following terms and conditions shall apply:
(a)	Termination of License. If this Agreement is terminated in its entirety, the licenses granted under Section 2.1 (License Grants to NextCure) and Section 2.2 (License Grants to Zaiming) will automatically terminate, in which cases all Licensed Compounds will be deemed as “Terminated Compounds”, and all Licensed Products will be deemed as “Terminated Products”. If the termination is solely with respect to the Zaiming Compound and Zaiming Products, or with respect to NextCure Compounds and NextCure Products, the terminated Licensed Compound shall be deemed as a “Terminated Compound” and the terminated Licensed Product shall be deemed as a “Terminated Product”, the license granted by either Party to the other Party shall terminate with respect to such Terminated Compounds and Terminated Products, and this Agreement shall continue in full force and effect with respect to other Licensed Compounds and other Licensed Products; provided, however, that the terminated Party and its Affiliates shall be entitled to sell, use, or otherwise dispose of (subject to payment of royalties due, if applicable) any unsold or unused stocks of the Terminated Products during a period of six (6) months after the effective date of the termination.
(b)	Sublicenses.
(i)	Solely in the event that this Agreement is terminated by Zaiming pursuant to Section 11.2(a) (Termination for Material Breach) for NextCure’s material breach, Section 11.2(b) (Termination for Insolvency or Cessation of Business) or Section 11.2(d) (Termination by Zaiming) or by NextCure pursuant to Section 11.2(a) (Termination for Material Breach) for Zaiming’s material breach or Section 11.2(b) (Termination for Insolvency or Cessation of Business), all Sublicenses of the Zaiming IP granted by NextCure prior to the effective date of termination of this Agreement shall, upon reasonable written request by the Sublicensee to Zaiming within thirty (30) Days after the effective date of termination of this Agreement, survive any such termination for a reasonable period of time during which Zaiming will enter into a new agreement with such Sublicensee for a direct license to the Terminated Products of substantially identical scope as the Sublicense granted by NextCure or its Affiliate on financial and other terms substantially identical to the corresponding terms in this Agreement (taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense agreement), and such Sublicense shall terminate with respect to the Terminated Products upon the effective date of the direct license between Zaiming and the Sublicensee, provided that (x) such Sublicensee is then in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense agreement, and (y) such Sublicensee agrees in writing to assume all applicable obligations of the NextCure under this Agreement, taking into consideration any differences in scope or territory between this Agreement and the applicable Sublicense agreement; and provided further that in no event will Zaiming be obligated to fulfill any of the NextCure’s obligations under such sublicense agreement other than those obligations of Zaiming contained in this Agreement.

(ii)	Solely in the event that this Agreement is terminated by NextCure pursuant to Section 11.2(a) (Termination for Material Breach) for Zaiming’s material breach, Section 11.2(b) (Termination for Insolvency or Cessation of Business) or Section 11.2(c) (Termination for Convenience by NextCure) or by Zaiming pursuant to Section 11.2(a) (Termination for Material Breach) for NextCure’s material breach or Section 11.2(b) (Termination for Insolvency or Cessation of Business), all Sublicenses of the NextCure IP granted by Zaiming prior to the effective date of termination of this Agreement shall, upon reasonable written request by the relevant Sublicensee within thirty (30) Days after the effective date of termination of this Agreement, survive any such termination for a reasonable period of time during which NextCure will enter into a new agreement with such Sublicensee for a direct license to the Terminated Products of substantially identical scope as the Sublicense granted by Zaiming or its Affiliate on financial and other terms substantially identical to the corresponding terms in this Agreement (taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense agreement), and such Sublicense shall terminate with respect to the Terminated Products upon the effective date of the direct license between NextCure and the Sublicensee, provided that (x) such Sublicensee is then in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense agreement, and (y) such Sublicensee agrees in writing to assume all applicable obligations of the Zaiming under this Agreement, taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense agreement; and provided further that in no event will NextCure be obligated to fulfil any of Zaiming’s obligations under such sublicense agreement other than those obligations of NextCure contained in this Agreement.
(c)	Assignment of Materials and License under NextCure IP. Unless this Agreement is partially terminated by Zaiming pursuant to Section 11.2(d)(i) (Termination for Convenience by Zaiming):
(i)	NextCure shall, at Zaiming’s request, and NextCure’s costs and expense (unless NextCure terminates under Section 11.2(a) (Termination for Material Breach) for Zaiming’s material breach, in which case NextCure’s costs and expenses shall be reimbursed by Zaiming), at no additional consideration, transfer and assign to Zaiming the following items that are Controlled by NextCure or its Affiliates with respect to the Terminated Compounds and Terminated Products, to the extent reasonably necessary or reasonably useful for the Exploitation of the Terminated Compounds and Terminated Products in the NextCure Territory: all clinical and regulatory correspondence; all Regulatory Approvals and regulatory submissions; all Results, including the trial master file, the clinical database and the safety database; and marketing reports, reimbursement studies and promotional materials specifically related to the Licensed Compounds or Licensed Products (collectively, the “NextCure-Developed Materials”).
(ii)	Upon termination, NextCure shall, at Zaiming’s request, grant to Zaiming an exclusive license (with the right to sublicense in multiple tiers) under the NextCure IP existing as of the effective date of termination solely for purposes of the Exploitation of the Terminated Compounds and Terminated Products as they exist as of the effective date of termination, in Zaiming Territory or NextCure Territory as applicable (the “NextCure Exclusive License Grant”).
(iii)	Consideration. The Parties agree that:
(A)	with respect to the NextCure Exclusive License Grant for the purpose of the Exploitation in Zaiming Territory of a Terminated Product that is a Zaiming Product, the license shall be royalty-free and no consideration for such NextCure Exclusive License Grant shall be required, unless this Agreement is terminated by NextCure for Zaiming’s material breach pursuant to Section 11.2(a) (Termination for Material Breach), in which case the license shall be royalty-bearing and the Parties will negotiate reasonable consideration for such NextCure Exclusive License Grant;
(B)	with respect to the NextCure Exclusive License Grant for the purpose of the Exploitation in NextCure Territory of a Terminated Product that is a Zaiming Product, the license shall be royalty-bearing and the Parties will negotiate reasonable consideration for such NextCure Exclusive License Grant, unless this Agreement is terminated by Zaiming for NextCure’s material breach pursuant to Section 11.2(a) (Termination for Material Breach), pursuant to Section 11.2(b) (Termination for Insolvency or Cessation of Business), pursuant to Section 11.2(d)(ii) (Termination for Patent Challenge), pursuant to 11.2(d)(iii) (Termination for Cessation of Development), or terminated by NextCure pursuant to Section 11.2(c) (Termination for Convenience by NextCure), in which cases the license shall be royalty-free and no consideration for such NextCure Exclusive License Grant shall be required;
(C)	with respect to the NextCure Exclusive License Grant for the purpose of the Exploitation in Zaiming Territory of a Terminated Product that is a NextCure Product, the license shall be royalty-free and no consideration for such NextCure Exclusive License Grant shall be required, unless this Agreement is terminated by NextCure for Zaiming’s material breach pursuant to Section 11.2(a) (Termination for Material Breach), by NextCure pursuant to Section 11.2(b) (Termination for Insolvency or Cessation of Business) or by Zaiming pursuant to Section 11.2(b) (Termination for Insolvency or Cessation of Business), in which cases the license shall be royalty-bearing and the Parties will negotiate reasonable consideration for such NextCure Exclusive License Grant;
(D)	with respect to the NextCure Exclusive License Grant for the purpose of the Exploitation in NextCure Territory of a Terminated Product that is a NextCure Product, the license shall be royalty-bearing and the Parties will negotiate reasonable consideration for such NextCure Exclusive License Grant, unless this Agreement is terminated by Zaiming for NextCure’s material breach pursuant to Section 11.2(a) (Termination for Material Breach), pursuant to

Section 11.2(d)(ii) (Termination for Patent Challenge), or pursuant to Section 11.2(d)(iii) (Termination for Cessation of Development), in which cases the license shall be royalty-free and no consideration for such NextCure Exclusive License Grant shall be required; and
(E)	in the cases where the Parties shall negotiate the reasonable consideration under this Section 11.5(c)(iii) (Consideration), if after sixty (60) Days the Parties fail to agree on the amount of any consideration, either Party may submit such dispute for resolution in accordance with Section 12.4 (Expediated Arbitration).
(d)	Assignment of Materials and License under Zaiming IP. If this Agreement is terminated by Zaiming pursuant to Section 11.2(d)(i) (Termination for Convenience by Zaiming):
(i)	Section 11.5(c)(i) and 11.5(c)(ii) shall apply, mutatis mutandis so that NextCure may Exploit in Zaiming Territory a Terminated Product that is a NextCure Product, and the license granted by Zaiming to NextCure for such Exploitation shall be royalty-free and no consideration for such license shall be required.
(e)	Transfer of Inventory. Upon Zaiming’s request, Zaiming may procure any unsold or unused stocks of the Licensed Compounds or Licensed Products from NextCure. Such stocks shall be provided at a transfer price that equals NextCure’s cost of such stocks (as reflected on NextCure’s books and records used to prepare its financial statements). With respect to NextCure Products as Terminated Products, upon NextCure’s request, NextCure may procure any unsold or unused stocks of the NextCure Compounds or NextCure Products from Zaiming. Such stocks shall be provided at a transfer price that equals Zaiming’s cost of such stocks (as reflected on Zaiming’s books and records used to prepare its financial statements). All stocks shall be transferred to the possession of the procuring Party at FOB terms (Incoterms 2020).
11.6	Effect of Expiration or Termination for any Reason.
(a)	Accrued Rights. Expiry or termination of this Agreement will not affect any accrued rights or liabilities that either Party may have by the time expiration or termination takes effect.
(b)	Return of Confidential Information. Upon any termination of this Agreement pursuant to Section 11.2 (Termination), the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information in relation to the Terminated Compounds and Terminated Products, including all copies made, and make no further use or disclosure thereof. The Receiving Party may, however, keep copies of the Confidential Information of the Disclosing Party in its legal adviser’s files solely for the purpose of enabling it to comply with the provisions of this Agreement. For clarity, upon the termination of this Agreement, solely for the purpose of determining the confidentiality obligation under Article 8 (Confidential Information), all Confidential Information related to the Zaiming Products, to the extent they are Terminated Products, shall constitute Confidential Information of Zaiming, and all Confidential Information related to the NextCure Products, to the extent they are Terminated

Products, shall constitute Confidential Information of the Party having the right to Exploit such Terminated Products after termination.
11.7	Termination Not Sole Remedy. A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.
11.8	Survival. Upon expiration or termination of this Agreement for any reason, the provisions of Article 1 (Definitions and Interpretation), Article 6 (Payments) (solely with respect to the amounts accrued prior to the expiration or termination but not paid and the reporting, tax, auditing and information sharing procedures associated therewith), Section 7.1 (Ownership of Arising IP), Section 7.8 (Further Assurances), Article 8 (Confidential Information)(other than Sections 8.6 (Publications) and 8.7 (Disclosure of Results), which shall not be applicable to Zaiming), Article 10 (Liability), Section 11.3 (Right in Bankruptcy), Section 11.5 (Effect of Termination), Section 11.6 (Effect of Expiration or Termination for any Reason), Section 11.7 (Termination Not Sole Remedy), this Section 11.8 (Survival), Article 12 (Dispute Resolution), and Article 13 (General) shall remain in force.
12.Dispute Resolution
12.1	Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, except for any matters that are subject to either Party’s final decision making authority in accordance with Section 5.7 (JSC Decisions and Actions) or matters relating to patent and trademark disputes in accordance with Section 12.10 (Patent and Trademark Disputes), the Parties agree to follow the procedures set forth in this Article 12 (Dispute Resolution) if and when a Dispute arises under this Agreement.
12.2	Escalation to Senior Officers. In the event the Parties are unable to resolve a Dispute after good faith attempts to reach agreement over a period of twenty (20) Business Days, then either Party may, by written notice to the other, have such issue referred to the Senior Officers for resolution. If the Senior Officers are unable to resolve the matter within another twenty (20) Business Days, or such other longer time that the Senior Officers may otherwise agree upon, after the matter is referred to them, then either Party may refer such issue to arbitration under Section 12.3 (Long Form Arbitration) by providing written notice thereof to the other Party, unless such issue is subject to Section 11.5(c)(iii) (Consideration), which shall be resolved under Section 12.4 (Expediated Arbitration).
12.3	Long Form Arbitration. Unless otherwise specified under this Agreement, any Dispute that is not resolved pursuant to Section 12.2 (Escalation to Senior Officers) will be resolved solely and exclusively by binding arbitration to be administered by the Singapore International Arbitration Centre (“SIAC”) and conducted as set forth below in this Section 12.3 (Long Form Arbitration).
(a)	In any proceeding under this Section 12.3 (Long Form Arbitration), there will be three (3) arbitrators. Within thirty (30) Days after delivery of such notice, each Party will nominate one arbitrator in accordance with the Arbitration Rules. The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within thirty (30) Days after the selection of the second arbitrator. The arbitrators will be neutral and independent of both Parties and all of their respective Affiliates, will have significant experience and expertise in licensing and partnering agreements in the pharmaceutical industries, will have appropriate experience with respect to the matter(s) to be arbitrated, and will have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Commercially Reasonable Efforts, each arbitrator will in addition be an individual with experience and expertise in the worldwide Development and Commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such expert if the Parties cannot agree on such expert within thirty (30) Days following the selection of the arbitrators).
(b)	The arbitrators will set a date for a hearing that will be held no later than ninety (90) Days following the appointment of the last of such three arbitrators. The Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be governed by the rules of SIAC (the “Arbitration Rules”) applicable at the time of the notice of arbitration pursuant to Section 12.2 (Escalation to Senior Officers), including the right of each Party to undertake document requests and irrespective of the amount in dispute. The location of the arbitration proceedings shall be in Singapore and the language of the arbitral proceedings shall be English.
(c)	The arbitrators’ decision and award will be made and delivered within forty-five (45) Days after completion of the hearing described in Section 12.3(b). The determination of the arbitrators as to the resolution of any dispute will be binding and conclusive upon the Parties. All rulings of the arbitrators will be in writing and will be delivered to the Parties as soon as is reasonably possible. Nothing contained herein will be construed to permit the arbitrators to award punitive, exemplary or any similar damages. Any arbitration award may be entered in and enforced by a court in accordance with Section 12.5 (Award).
12.4	Expedited Arbitration. If the Parties (and the Senior Officers) are unable to agree an issue subject to Section 11.5(c)(iii) (Consideration), such disagreement will be resolved solely and exclusively by binding arbitration to be conducted as set forth below in this Section 12.4 (Expediated Arbitration) (“Expedited Arbitration”).
(a)	In any proceeding under this Section 12.4 (Expediated Arbitration), there will be one arbitrator selected by mutual agreement or, if the Parties are unable to agree on an arbitrator within five (5) Business Days after such matter is referred to Expedited Arbitration, the Parties will request that SIAC select the arbitrator, in each case satisfying the criteria set forth in Section 12.3(a) to the maximum extent possible.
(b)	Within fifteen (15) Business Days after appointment of the arbitrator, each Party will submit to the arbitrator its proposal and a written memorandum of no more than fifteen (15) pages in support thereof (the “Opening Brief”). The arbitrator will provide each Party’s Opening Brief to the other Party after he or she receives the Opening Brief from both Parties. Within ten (10) Business Days after a Party receives the other Party’s Opening Brief from the arbitrator, such receiving Party will have the right to submit to the arbitrator a response to the other Party’s Opening Brief (each, a “Response Brief”) which will not exceed ten (10) pages in total. The arbitrator will provide each Party’s Response Brief to the other Party after he or she receives a Response Brief from both Parties (or at the expiration of such ten (10) Business Day period if any Party fails to submit a Response Brief).
(c)	There will be no discovery in the Expedited Arbitration (e.g., document requests, interrogatories, depositions, etc.). The arbitrator will, however, have the right to perform independent research and analysis and to request any Party provide additional documentary evidence that was Controlled by such Party prior to the arbitrator making such request.
(d)	The arbitrator will be instructed to select one Party’s proposal no later than fifteen (15) Business Days following the receipt of both Parties’ Response Briefs (or expiration of the aforementioned 10 Business Day period if any Party fails to submit a Response Brief) and to select the proposal that he or she determines is the most commercially reasonable under the circumstances and best gives effect to the intent of the Parties under this Agreement. The arbitrator will accept only one of the proposals submitted by the Parties (without making any changes to such proposal) and will render such proposal as the arbitrator’s final decision. Notwithstanding anything to the contrary in this Agreement, the arbitrator will not have the authority to render any decision other than selecting one proposal submitted by a Party pursuant to this Section 12.4 (Expediated Arbitration). The arbitrator’s decision will be final and binding on the Parties.
12.5	Award. Any amount to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 12.3 (Long Form Arbitration) or Section 12.4 (Expediated Arbitration) will be promptly paid in US Dollars free of any tax, deduction or offset, unless otherwise required by applicable law or otherwise stipulated in the arbitration decision; and any costs, fees or taxes incident to enforcing the award will, to the maximum extent permitted by applicable law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 12 (Dispute Resolution), and agrees that, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein will be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this Agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.
12.6	Costs. Except for the arbitrators’ cost, fees and expenses (and those any expert hired by the arbitrators) in relation to arbitration under any arbitration procedure, which shall be borne by the losing Party, unless otherwise determined by the arbitrators, each Party will bear its own costs and expenses in connection with any arbitration procedure.
12.7	Injunctive Relief. Nothing in this Article 12 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 12.7 (Injunctive Relief) will otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 11.2(a) (Termination for Material Breach).
12.8	Confidentiality. The arbitration proceeding will be confidential, and the arbitrators will issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by applicable law, no Party will make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned). The existence of any dispute submitted to arbitration, and any award, will be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law. Notwithstanding the foregoing, each Party will have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 8 (Confidential Information) above.
12.9	Survivability. Any duty to arbitrate under this Agreement will remain in effect and be enforceable after termination of this Agreement for any reason.
12.10	Patent and Trademark Disputes. Notwithstanding Section 12.3 (Long Form Arbitration), any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patent Rights Covering the Manufacture, use, importation, offer for sale or sale of the Licensed Compounds or the Licensed Products or of any Product Marks will be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
13.General
13.1	Governing Law. This Agreement shall be governed by and construed under the laws of New York, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.
13.2	Amendment. The Agreement may only be amended in writing signed by duly authorized representatives of NextCure and Zaiming.
13.3	Assignment.
(a)	Subject to Section 13.3(b) and Section 13.3(c), neither Party may assign, mortgage, charge, or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the other Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.3 (Assignment) will be null, void and of no legal effect.
(b)	With written notice to the other Party before such assignment or transfer, either Party may assign and transfer all its rights and obligations under this Agreement to (i) an Affiliate; provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, (ii) any Third Party counter-party to a Change of Control transaction, (iii) a Third Party acquirer in the case of a sale of substantially all of such Party’s assets relating to this Agreement, provided that in each case (i)-(iii) the assignee undertakes in writing to the other Party to be bound by and perform the obligations of the assignor under this Agreement.

(c)	With written notice to the other Party before such assignment or transfer, either Party may partially assign and transfer all its rights and obligations under this Agreement relating to either (i) all Licensed Products that comprise NextCure Compounds and related rights and obligations in the assigning Party’s Respective Territory, or (ii) all Licensed Products comprising the Zaiming Compound and related rights and obligations in assigning Party’s Respective Territory, in either case, to (1) an Affiliate; provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, or (2) a Third Party acquirer of substantially all of such assigning Party’s assets relating to either (i) or (ii), provided that in either case the assignee undertakes in writing to the non-assigning Party to be bound by and perform the obligations of the assignor with respect to either (i) or (ii) (as applicable) under this Agreement.
(d)	Subject to the exceptions expressly set forth in Section 6.1(c), NextCure’s obligation under Section 6.1(c) shall not be assigned to any person without the prior written consent of Zaiming.
13.4	Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.
13.5	Invalid Clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law such that the objectives contemplated by the Parties when entering into this Agreement may be realized.
13.6	No agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
13.7	Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible for the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
13.8	Force Majeure. Unless otherwise provided herein, neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, government actions, unavailability of supplies, materials or transportation, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). The affected Party will notify the other Party in writing of any Force Majeure circumstances as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information and shall use best efforts to mitigate the effects such Force Majeure and promptly resume performance upon the cessation thereof.
13.9	Notices. Any notice to be given under this Agreement must be in writing and be delivered to the other Party by hand or courier. Any notice shall be deemed to have been received on the Day of delivery. This Section 13.9 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Until changed by notice given in accordance with this clause, all notices should be addressed as follows:
For Zaiming:	[***]
With copies, which shall not constitute notice to:	[***]
For NextCure:	[***]
With copies, which shall not constitute notice to:	[***]

13.10	Further Action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all reasonable further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
13.11	Entire Agreement. This Agreement, including its Schedules, set out the entire agreement between the Parties relating to its subject matter and supersede all prior oral or written agreements, arrangements, or understandings between them relating to such subject matter.
13.12	Third Parties. The Agreement does not create any right enforceable by any person who is not a party to it except as otherwise expressly provided in Sections 10.3 (Indemnification) and 10.4 (Indemnification Procedure). Except as expressly provided in Sections 10.3 (Indemnification) and 10.4 (Indemnification Procedure), no person who is not a Party to this Agreement shall have the right to enforce any term of this Agreement.
13.13	Counterparts; Electronic Signatures. The Agreement may be executed in any number of counterparts, each of which is an original but all of which together will constitute one document. Each Party acknowledges and agrees that this Agreement and all schedules, related documents, amendments and modifications thereof, may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

---Signature Page Follows---

The Agreement has been entered into on the Effective Date.

For and on behalf of	For and on behalf of
NextCure, Inc.	Hainan Simcere Zaiming Pharmaceutical Co., Ltd.
/s/ Michael Richman Signed	/s/ Renhong Tang Signed
Name: Michael Richman	Name: Renhong Tang
Title: President and Chief Executive Officer	Title: Chief Executive Officer

Schedule 1.1(dd)

Development Plan for SIM0505

[***]

Schedule 1.1(ddd)

NextCure Patent Rights

[***]

Schedule 1.1(fff)

NextCure Product-Specific Patent Rights

[***]

Schedule 1.1(sss)

Research Plan for New ADC Targeting [***]

[***]

Schedule 1.1(cccc)

Upstream Licenses of NextCure

[***]

Schedule 1.1(dddd)

Upstream Licenses of Zaiming

[***]

Schedule 1.1(ffff)

Description of Zaiming ADC Platform Technology

[***]

Schedule 1.1(gggg)

Description of SIM0505 (aka SCR-9359)

[***]

Schedule 1.1(jjjj)

Zaiming Patent Rights

[***]

Schedule 1.1(llll)

Zaiming Product-Specific Patent Rights

[***]

Schedule 2.4(a)

Technology Transfer Due by Zaiming

[***]

Schedule 8.9

Press Release

[***]